Exhibit 10

                                                                  EXECUTION COPY











                          AGREEMENT AND PLAN OF MERGER
                                     BETWEEN
                          UNISOURCE ENERGY CORPORATION
                                       AND
                            SAGUARO ACQUISITION CORP.
                          dated as of November 21, 2003

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE I The Merger...........................................................1
         Section 1.01.   The Merger............................................1
         Section 1.02.   Closing...............................................1
         Section 1.03.   Effective Time of the Merger..........................1
         Section 1.04.   Articles of Incorporation; Bylaws.....................2
         Section 1.05.   Directors and Officers................................2

ARTICLE II Treatment of Shares.................................................2
         Section 2.01.   Effect of the Merger on Capital Stock.................2
         Section 2.02.   Exchange of Certificates..............................3

ARTICLE III Representations and Warranties of the Company......................5
         Section 3.01.   Organization and Qualification........................5
         Section 3.02.   Capitalization; Subsidiaries..........................6
         Section 3.03.   Authority Relative to this Agreement..................7
         Section 3.04.   No Conflict; Required Filings and Consents............8
         Section 3.05.   SEC Filings; Financial Statements.....................9
         Section 3.06.   Absence of Certain Changes or Events.................10
         Section 3.07.   Absence of Litigation................................10
         Section 3.08.   Tax Matters..........................................11
         Section 3.09.   Employee Matters.....................................13
         Section 3.10.   Environmental........................................16
         Section 3.11.   Compliance with Laws; Approvals from
                           Governmental Authorities...........................17
         Section 3.12.   Contracts............................................18
         Section 3.13.   Regulation as a Utility..............................19
         Section 3.14.   Affiliate Transactions...............................19
         Section 3.15.   Fairness Opinion.....................................19
         Section 3.16.   Brokers and Transaction Expenses.....................20
         Section 3.17.   Vote Required; Company Board Recommendation..........20
         Section 3.18.   Intellectual Property................................20
         Section 3.19.   Insurance............................................21
         Section 3.20.   Derivative Products..................................21
         Section 3.21.   Property.............................................22

ARTICLE IV Representations and Warranties of Newco............................23
         Section 4.01.   Organization.........................................23
         Section 4.02.   Authority Relative to this Agreement.................23
         Section 4.03.   No Conflict; Required Filings and Consents...........23
         Section 4.04.   Brokers..............................................24
         Section 4.05.   Financing............................................24
         Section 4.06.   Ownership of Company Common Stock....................24
         Section 4.07.   Newco Status.........................................24

                                                                            PAGE
                                                                            ----

ARTICLE V Conduct of Business Pending the Merger..............................25
         Section 5.01.   Covenants of the Company.............................25
         Section 5.02.   Conduct of Business by Newco.........................30
         Section 5.03.   Cooperation, Notification............................30

ARTICLE VI Additional Agreements..............................................31
         Section 6.01.   Shareholders' Meeting; Preparation of the Proxy
                            Statement; SEC Filings............................31
         Section 6.02.   Access to Information; Confidentiality...............33
         Section 6.03.   No Solicitation of Transactions......................34
         Section 6.04.   Employee Benefits Matters............................36
         Section 6.05.   Directors' and Officers' Indemnification and
                           Insurance..........................................36
         Section 6.06.   Regulatory Approvals and Other Matters...............37
         Section 6.07.   Public Announcements.................................39
         Section 6.08.   Financing............................................39
         Section 6.09.   Resignations.........................................40
         Section 6.10.   Section 16 Matters...................................40

ARTICLE VII Conditions........................................................40
         Section 7.01.   Conditions to Each Party's Obligation to
                           Effect the Merger..................................40
         Section 7.02.   Conditions to Obligation of Newco to Effect
                           the Merger.........................................41
         Section 7.03.   Conditions to Obligation of the Company to
                           Effect the Merger..................................44

ARTICLE VIII Termination, Amendment and Waiver................................45
         Section 8.01.   Termination..........................................45
         Section 8.02.   Certain Fees and Expenses............................46
         Section 8.03.   Effect of Termination................................48
         Section 8.04.   Amendment............................................48
         Section 8.05.   Waiver...............................................48

ARTICLE IX General Provisions.................................................49
         Section 9.01.   Non-Survival.........................................49
         Section 9.02.   Fees and Expenses....................................49
         Section 9.03.   Certain Definitions..................................49
         Section 9.04.   Notices..............................................50
         Section 9.05.   Interpretation.......................................51
         Section 9.06.   Severability.........................................51
         Section 9.07.   Entire Agreement.....................................51
         Section 9.08.   No Implied Representations or Warranties.............51
         Section 9.09.   Assignment; Binding Effect; Benefit..................51
         Section 9.10.   Schedules and Exhibits...............................52
         Section 9.11.   Counterparts; Effect.................................52
         Section 9.12.   Governing Law........................................52
         Section 9.13.   Waiver of Jury Trial.................................52
         Section 9.14.   Specific Performance.................................52

                             INDEX OF DEFINED TERMS

                                                                         SECTION
                                                                         -------

ABCA........................................................................1.01
ACC.........................................................................1.03
ACC Approval.............................................................3.04(b)
Actions.....................................................................3.07
affiliate................................................................9.03(a)
Agreement...............................................................Recitals
Alternative Proposal.....................................................6.03(a)
Approvals................................................................3.04(b)
Articles and Certificate of Merger..........................................1.03
Arizona Articles of Merger..................................................1.03
Balance Sheet............................................................3.09(d)
business day.............................................................9.03(b)
Certificate..............................................................2.01(c)
Change in Board Recommendation...........................................6.03(d)
Closing.....................................................................1.02
Closing Date................................................................1.02
Code.....................................................................3.08(c)
Company.................................................................Recitals
Company Board............................................................3.01(b)
Company Board Recommendation.............................................3.17(b)
Company Common Stock.....................................................2.01(b)
Company Contracts........................................................3.12(b)
Company Employees........................................................3.09(a)
Company Plans............................................................3.09(a)
Company Reports..........................................................3.05(a)
Company Securities.......................................................3.02(a)
Confidentiality Agreement................................................6.02(b)
Contracts................................................................3.04(a)
control..................................................................9.03(c)
Credit Agreement.........................................................5.01(e)
Debt Financing..............................................................4.05
Debt Letters................................................................4.05
Delaware Certificate of Merger..............................................1.03
Delaware Secretary of State.................................................1.03
Derivative Product.......................................................3.20(d)
DGCL........................................................................1.01
Dividend Reinvestment Plan...............................................5.01(d)
Effective Time..............................................................1.03
Environmental Claim......................................................3.10(f)
Environmental Laws.......................................................3.10(f)
Environmental Permits....................................................3.10(b)
Equity Letter...............................................................4.05
ERISA....................................................................3.09(a)
ERISA Affiliate..........................................................3.09(d)
Exchange Act.............................................................3.04(b)

                                                                         SECTION
                                                                         -------

FERC.....................................................................3.04(b)
FERC Approval............................................................3.04(b)
Final Order..............................................................7.02(d)
Financing Letters...........................................................4.05
GAAP.....................................................................3.05(b)
Governmental Authority...................................................3.04(b)
Hazardous Materials......................................................3.10(f)
Holdings................................................................Recitals
HSR Act..................................................................3.04(b)
Indebtedness.............................................................3.02(c)
Insurance Cap............................................................6.05(b)
Insurance Policies..........................................................3.19
Intellectual Property....................................................3.18(a)
knowledge................................................................9.03(d)
Laws.....................................................................3.04(a)
Liens....................................................................3.02(b)
Limited Partners........................................................Recitals
Material Adverse Effect..................................................3.01(a)
MEG......................................................................5.01(e)
Merger..................................................................Recitals
Merger Consideration.....................................................2.01(c)
Millennium...............................................................5.01(b)
Morgan Stanley..............................................................3.15
Natural Gas Act..........................................................3.13(a)
Newco...................................................................Recitals
Newco Material Adverse Effect............................................7.02(d)
Notes Letter................................................................4.05
NYSE.....................................................................3.04(b)
Option...................................................................2.01(d)
Order.......................................................................3.07
Partnership.............................................................Recitals
Paying Agent.............................................................2.02(a)
PBGC.....................................................................3.09(d)
Pension Plan.............................................................3.09(d)
person...................................................................9.03(e)
Post-Closing Tax Period..................................................3.08(h)
Power Act................................................................3.04(b)
Pre-Closing Tax Period...................................................3.08(h)
Preferred Stock..........................................................3.02(a)
Proxy Statement..........................................................3.04(b)
PUHCA....................................................................3.05(e)
PUHCA Approval...........................................................4.03(b)
Release..................................................................3.10(f)
Representatives..........................................................6.01(e)
Required Approvals.......................................................3.04(b)

                                                                         SECTION
                                                                         -------

Rights Agreement.........................................................3.02(a)
SEC......................................................................3.04(b)
Securities Act...........................................................3.05(a)
Senior Financing Letter....................................................4.05
Shareholder Approval....................................................3.17(a)
Shareholders' Meeting...................................................6.01(a)
Stock Plans.............................................................2.01(d)
Subject Litigation......................................................6.05(c)
subsidiaries............................................................9.03(f)
Subsidiary Securities...................................................3.02(a)
Superior Proposal.......................................................6.03(a)
Surviving Corporation......................................................1.01
Tax Return..............................................................3.08(n)
Taxes...................................................................3.08(n)
TEP.....................................................................3.05(a)
TEP Entities............................................................7.02(d)
Termination Date...........................................................8.01
Termination Expenses....................................................8.02(b)
Termination Fee.........................................................8.02(b)
Trading Policies........................................................3.20(a)
UED.....................................................................5.01(b)
UES.....................................................................3.13(b)
UNS Electric............................................................3.13(a)
UNS Gas.................................................................3.13(a)
Utility Subsidiaries....................................................3.13(a)

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of November 21, 2003 (this "AGREEMENT") between UniSource Energy Corporation, an Arizona corporation (the "COMPANY"), and Saguaro Acquisition Corp., a Delaware corporation ("NEWCO").

          WHEREAS, the respective Boards of Directors of the Company and Newco have approved the merger of Newco with and into the Company (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement; and

          WHEREAS, Newco is a wholly owned subsidiary of Saguaro Utility Group I Corp., an Arizona corporation ("HOLDINGS"), which is a wholly owned subsidiary of Saguaro Utility Group L.P., an Arizona limited partnership (the "PARTNERSHIP"), whose general partner is Sage Mountain, L.L.C. and whose limited partners (the "LIMITED PARTNERS") include investment funds affiliated with J.P. Morgan Partners, LLC, Kohlberg Kravis Roberts & Co., L.P. and Wachovia Capital Partners.

          NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                   THE MERGER

          Section 1.01. The Merger. Upon the terms and subject to the
                            ------
conditions of this Agreement and in accordance with the Arizona Business Corporation Act ("ABCA") and the Delaware General Corporation Law ("DGCL"), at the Effective Time (as defined in Section 1.03), Newco shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Newco shall cease and the Company shall survive the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION").

          Section 1.02. Closing. Unless this Agreement shall have been
                        -------
terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01 and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "CLOSING") will take place at 10:00 a.m. on the fifth business day after satisfaction or waiver of the conditions set forth in Article VII, excluding conditions that, by their terms, cannot be satisfied until the Closing (the "CLOSING DATE"), at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another date, time or place is agreed to in writing by the parties.

          Section 1.03. Effective Time of the Merger. As soon as practicable
                        ----------------------------
after the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the Merger to be consummated by filing (a) this Agreement (or the plan of merger) and articles of merger (the "ARIZONA ARTICLES OF MERGER") with the Arizona Corporation Commission (the "ACC") pursuant to the ABCA and (b) this Agreement or a certificate of merger (the "DELAWARE

CERTIFICATE OF MERGER" and, together with the Arizona Articles of Merger, the "ARTICLES AND CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware (the "DELAWARE SECRETARY OF STATE") pursuant to the DGCL, each in such form as required by and executed in accordance with the relevant provisions of the ABCA or the DGCL, as applicable (the date and time of the filing of the later of the Articles and Certificate of Merger with the ACC and the Delaware Secretary of State, as applicable (or such later time as is specified in the Articles and Certificate of Merger), being the "EFFECTIVE TIME").

          Section 1.04. Articles of Incorporation; Bylaws. (a) At the
                        ---------------------------------
Effective Time and without any further action on the part of the Company and Newco, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation following the Merger, until thereafter amended or repealed in accordance with their terms and as provided under the ABCA.

          (b) At the Effective Time and without any further action on the part of the Company and Newco, the bylaws of Newco shall be the bylaws of the Surviving Corporation following the Merger, until thereafter amended or repealed in accordance with their terms or the articles of incorporation of the Surviving Corporation following the Merger and as provided under the ABCA.

          Section 1.05. Directors and Officers. The directors of Newco
                        ----------------------
immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation following the Merger, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation following the Merger, in each case until their respective successors are duly elected or appointed or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

                                   ARTICLE II

                               TREATMENT OF SHARES

          Section 2.01. Effect of the Merger on Capital Stock. As of the
                        -------------------------------------
Effective Time, by virtue of the Merger and without any action on the part of the Company, Newco or any holder of any shares of capital stock of the Company or any shares of capital stock of Newco:

          (a) Common Stock of Newco. Each share of common stock of Newco
              ---------------------
issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation.

          (b) Cancellation of Certain Company Common Stock. Each share of
              --------------------------------------------
common stock, no par value, of the Company (the "COMPANY COMMON STOCK") that is owned by the Company and each share of Company Common Stock that is owned by the Partnership, Newco or any subsidiary of Newco shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor. Each share of Company Common Stock that is owned by any wholly owned subsidiary of the Company shall remain outstanding.

          (c) Conversion of Company Common Stock. Subject to the provisions
              ----------------------------------
of this Section 2.01, each share of Company Common Stock, other than shares canceled or that remain outstanding pursuant to Section 2.01(b), issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $25.25 in cash (the "MERGER Consideration"), payable without interest, to the holder of such share, upon surrender, in the manner provided in Section 2.02, of a certificate formerly evidencing such share (a "CERTIFICATE").

          (d) Treatment of Stock Options and Other Employee Equity Rights.
              -----------------------------------------------------------

          (i) Immediately prior to the Effective Time, each outstanding option to acquire Company Common Stock held by any Company Employee (as defined in Section 3.09(a)) (an "OPTION") granted under the Company's 1994 Outside Director Stock Option Plan, the Company's 1994 Omnibus Stock and Incentive Plan (which includes the Company Stock Unit Award Program) or otherwise (collectively, the "STOCK PLANS"), whether or not then exercisable, shall be cancelled by the Company, and except as otherwise agreed by Newco and the holder, the holder thereof shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Surviving Corporation following the Merger in consideration for such cancellation an amount in cash equal to the product of (a) the number of shares of Company Common Stock previously subject to each such Option and (b) the excess, if any, of the Merger Consideration per share over the exercise price per share of Company Common Stock previously subject to such Option, reduced by the amount of any withholding or other Taxes (as defined in Section 3.08(n)) required by Law (as defined in Section 3.04(a)) to be withheld.

          (ii) The Company shall use its reasonable best efforts to take all such action as is necessary prior to the Effective Time to, effective as of the Effective Time, terminate all Stock Plans so that on and after the Effective Time no Company Employee shall have any Option to purchase shares of Company Common Stock or any other equity interest in the Company under any Stock Plan.

          Section 2.02. Exchange of Certificates.
                        ------------------------

          (a) Deposit with Paying Agent. Prior to the Effective Time, Newco
              -------------------------
shall appoint a bank or trust company reasonably acceptable to the Company to act as agent (the "PAYING AGENT") for the payment of the Merger Consideration upon surrender of the Certificates in accordance with this Article II. At or as soon as practicable after the Effective Time, the Surviving Corporation shall deposit with the Paying Agent an amount of cash required for the payment of the Merger Consideration upon surrender of Certificates in accordance with this
Article II. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $500,000,000. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation.

          (b) Exchange and Payment Procedures. As soon as reasonably practicable
              -------------------------------
after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash payable in respect of the shares formerly represented by such Certificate pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the share transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

          (c) No Further Ownership Rights in Company Common Stock. Until
              ---------------------------------------------------
surrendered as contemplated by Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Article II. The Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the date on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the close of business on the date on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

          (d) No Liability. None of Newco, the Surviving Corporation and the
              ------------
Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration deposited with the Paying Agent pursuant to this Article II which remains undistributed to the holders of the Certificates for six months after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.04(b)) shall be delivered to the Surviving Corporation, upon demand. Any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for cash, if any, to which such holders may be entitled.

          (e) Lost Certificates. If any Certificate shall have been lost,
              -----------------
stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration.

          (f) Withholding Rights. The Surviving Corporation or the Paying Agent
              ------------------
shall be entitled to deduct and withhold any applicable Taxes from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Newco that:

          Section 3.01. Organization and Qualification. (a) Each of the
                        ------------------------------
Company and each of its subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company and each of its subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect. The term "MATERIAL ADVERSE EFFECT" means any state of facts, change, development, event, effect, condition or occurrence that is materially adverse to the business, properties, assets, condition (financial or otherwise), prospects or results of operations of the Company (or the Surviving Corporation) and its subsidiaries taken as a whole or that could reasonably be expected to, directly or indirectly, prevent or materially impair or delay the ability of the Company to perform its obligations hereunder, except to the extent that such adverse effect arises from general economic, legal or regulatory conditions affecting the electric or gas utility industry generally that do not have a disproportionate effect on the Company; provided that the fact that the Company shall fail to meet financial projections for periods subsequent to the date of this Agreement shall not, in and of itself, constitute a Material Adverse Effect, but this proviso shall in no way exclude from the definition of Material Adverse Effect or from what constitutes a Material Adverse Effect any state of facts, change, development, event, effect, condition or occurrence that gave rise to, contributed to or caused such failure to meet financial projections.

          (b) The Company has furnished to Newco (in the case of the Company) or made available to Newco (in the case of the Company's subsidiaries) a complete and correct copy of the articles of incorporation and the bylaws (or similar organizational documents) of the Company and each of its subsidiaries, in each case as currently in effect. All such articles of incorporation and bylaws (and similar organizational documents) are in full force and effect and no other organizational documents are applicable to or binding upon the Company or its subsidiaries. None of the Company and its subsidiaries is, or since January 1, 2000 has been, in violation of any of the provisions of its articles of incorporation or bylaws (or similar organizational documents). To the knowledge of the Company, no other party to any such document is, or since January 1, 2000 has been, in violation of any of its obligations under any such document nor has the Company or any of its subsidiaries received any notice of any such violation. The Company has made available to Newco complete and correct copies of the minutes of all meetings or written consents of the shareholders, the Board of Directors of the Company (the "COMPANY Board") and each committee thereof and of the shareholders (or other equityholders), board of directors (or similar body) and any committee thereof of each of its subsidiaries, in each case, since January 1, 2000.

          Section 3.02. Capitalization; Subsidiaries. (a) The authorized
                        ----------------------------
capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock, without par value (the "PREFERRED STOCK"). As of the date of this Agreement, (i) 33,680,721 shares of Company Common Stock are issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive (or similar) rights, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 3,091,945 shares of Company Common Stock are issuable upon the exercise of outstanding Options or payment of other outstanding equity or equity-based awards, including dividend equivalents, granted under the Stock Plans and (iv) 953,578 shares of Company Common Stock are reserved for issuance in connection with the Stock Plans (including shares reserved in connection with the outstanding Options or payment of other outstanding equity or equity-based awards, including dividend equivalents, granted under the Stock Plans). As of the date of this Agreement, (i) no shares of Preferred Stock are issued or outstanding and (ii) 10,000 shares of Preferred Stock are reserved for issuance in connection with the rights issued pursuant to the Rights Agreement dated as of March 5, 1999 between the Company and The Bank of New York, as Rights Agent (the "RIGHTS AGREEMENT"). All shares of Company Common Stock subject to issuance in connection with the exercise of outstanding Options or payment of other outstanding equity or equity-based awards, including dividend equivalents, granted under the Stock Plans, upon issuance on the terms and conditions specified in the Stock Plans and instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive (or similar) rights. Except (i) as set forth above or (ii) as a result of the exercise of the outstanding Options or payment of other outstanding equity or equity-based awards granted under the Stock Plans, including dividend equivalents, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (c) no options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock or voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (d) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (collectively, "COMPANY Securities"). There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or any shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for shares of capital stock, voting securities or equity interests of any of the subsidiaries of the Company or any equity equivalents, interests in the ownership or earnings of any subsidiary of the Company or other similar rights (collectively, "SUBSIDIARY SECURITIES"), or, except as set forth in Schedule 3.02(a), to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other person. None of the Company or any of its subsidiaries is a party to any shareholders' agreement, voting trust agreement or registration rights agreement relating to Company Securities or Subsidiary Securities or any other Contract (as defined in Section 3.04(a)) relating to disposition, voting or dividends with respect to any Company Securities or Subsidiary Securities. All dividends on the Company Common Stock that have been declared or have accrued prior to the date of this Agreement have been paid in full.

          (b) Schedule 3.02(b) contains a complete and correct list of each subsidiary of the Company and all other entities in which the Company owns, directly or indirectly, any shares of capital stock or other equity interests. Such list sets forth the jurisdiction of organization, the amount of all shares of capital stock or other equity interests therein owned by the Company, directly or indirectly, and, with respect to each subsidiary of the Company, describes all of its outstanding Subsidiary Securities and lists the holders thereof. Except as set forth in Schedule 3.02(b), each of the outstanding shares of capital stock or other equity interests of each such subsidiary is duly authorized, validly issued, fully paid and non-assessable and was issued free of preemptive (or similar rights), and all such shares or other interests in any such subsidiary or person that are owned by the Company or a subsidiary of the Company are owned free and clear of all security interests, liens, claims, pledges, Contracts, limitations in voting, dividend or transfer rights, charges or other encumbrances of any nature whatsoever ("LIENS").

          (c) Schedule 3.02(c) sets forth a complete and correct list, as of the date of this Agreement, of each Contract pursuant to which any Indebtedness (as defined in this Section 3.02(c)) of the Company or its subsidiaries is outstanding or may be incurred in an amount in excess of $100,000, together with the amount outstanding thereunder as of the date of this Agreement. No Contract pursuant to which any Indebtedness of the Company or its subsidiaries is outstanding or may be incurred provides for the right to vote (or is convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of the Company or its subsidiaries may vote. "INDEBTEDNESS" means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another person. No event has occurred which either entitles, or could entitle (with or without notice or lapse of time or both) the holder of any Indebtedness described in
Schedule 3.02(c) to accelerate, or which does accelerate, the maturity of any such Indebtedness.

          Section 3.03. Authority Relative to this Agreement. The Company has
                        ------------------------------------
all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, except for the Shareholder Approval (as defined in Section 3.17(a)). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Newco, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          Section 3.04. No Conflict; Required Filings and Consents. (a) The
                        ------------------------------------------
execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or violate the articles of incorporation or the bylaws (or similar organizational documents) of the Company or any of its subsidiaries; (ii) conflict with or violate any laws, statutes, rules, regulations, ordinances or Orders (as defined in Section 3.07) (collectively, "LAWS") applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected (assuming that all consents, approvals and authorizations contemplated by clauses (i), (ii) and (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made); or (iii) result in any breach or violation of, constitute a default, require consent or result in the loss of a material benefit under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries (in each case, with or without notice or lapse of time or both) pursuant to, any contract (written or oral), obligation, plan, undertaking, arrangement, commitment, note, bond, mortgage, indenture, agreement, lease, other instrument or Approval (as defined in Section 3.04(b)) (collectively, "CONTRACTS") to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect.

          (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not require any permit, license, authorization, certification, tariff, consent, approval, concession or franchise (collectively, "APPROVALS") from, action by, filing with or notification to, any Federal, state, or local government or regulator or any court, arbitrator, administrative agency or commission or other governmental, quasi-governmental, taxing or regulatory (including a stock exchange or other self-regulatory body) authority, official or agency (including a public utility commission, public services commission or similar regulatory body), domestic, foreign or supranational (a "GOVERNMENTAL AUTHORITY"), except for (i) (A) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the transactions contemplated hereby (the "PROXY STATEMENT" ) pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT") and (B) the filing of applications for de-listing of the Company Common Stock with the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange, (ii)(A) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (B) the issuance by the Federal Energy Regulatory Commission (the "FERC") of an order approving the sale or disposition of jurisdictional facilities of the Company to occur as a result of the Merger under Section 203 of the Federal Power Act, as amended, and the rules and regulations promulgated thereunder (the "POWER ACT") (the "FERC APPROVAL") and (C) the issuance by the ACC of an order approving the Merger under Arizona Administrative Code R14-2-801 et seq. (the "ACC APPROVAL") (the actions referred to in this clause (ii), together with the PUHCA Approval (as defined in Section 4.03(b)), collectively, the "REQUIRED APPROVALS"; it being understood that references in this Agreement to "obtaining" such Required Approvals shall mean making such filings; giving such notices; obtaining such Approvals; and having such waiting periods expire as are necessary to avoid a violation of any Laws), (iii) the filing and recordation of the Articles and Certificate of Merger as required by the ABCA and the DGCL, as applicable, and (iv) such Approvals, actions, filings or notifications the failure of which to make or obtain, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect.

          Section 3.05. SEC Filings; Financial Statements. (a) The Company
                        ---------------------------------
and, to the extent applicable, each of its then or current subsidiaries, has timely filed all forms, reports, schedules, declarations, statements, applications and other documents required to be filed with the SEC since January 1, 2000 (collectively, the "COMPANY REPORTS"), each of which, when filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT") and the Exchange Act, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein), when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Other than Tucson Electric Power Company, an Arizona corporation ("TEP"), none of the Company's subsidiaries is required to file any forms, reports or documents with the SEC under the Exchange Act. The Company has made available to Newco copies of all correspondence between the SEC, on the one hand, and the Company and any of its subsidiaries, on the other hand, since January 1, 2000.

          (b) Each of the audited and unaudited financial statements (including any related notes) included in the Company Reports, when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, when filed, fairly presented the consolidated financial position of the Company and its subsidiaries at the respective date thereof and the consolidated results of its and their operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, which were not and are not expected to be material in amount). As of the date of this Agreement, all of the Company's subsidiaries are consolidated for accounting purposes.

          (c) Except as and to the extent disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 or in the Company Reports filed and publicly available after the filing of such Form 10-K and prior to the date of this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations incurred in the ordinary course of business and in a manner consistent with past practice since September 30, 2003 that, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect.

          (d) The Company has made available to Newco a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to Contracts which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

          (e) Except as, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect, all filings, including all written forms, statements, reports, Contracts and all documents, exhibits, amendments and supplements relating thereto, including all rates, tariffs, franchises, service agreements and related documents, required to be made by the Company and its subsidiaries since January 1, 2000 under the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations promulgated thereunder ("PUHCA" ), the Power Act and any state Law applicable to public utilities (including Title 40, Public Utilities and Carriers, of the Arizona Revised Statutes and the rules and regulations promulgated thereunder), and under other regulations applicable to public utilities or public utility holding companies in the United States, have been made in accordance with, and, when filed, complied with, applicable Laws, including the requirements of the relevant Governmental Authority.

          Section 3.06. Absence of Certain Changes or Events. Since December
                        ------------------------------------
31, 2002, except as specifically contemplated by this Agreement or disclosed in the Company Reports filed and publicly available prior to the date of this Agreement, the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, and since such date there has not been any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect. Since September 30, 2003, except as (i) specifically contemplated by this Agreement, (ii) disclosed in the Company Reports filed and publicly available prior to the date of this Agreement or (iii) set forth in Schedule 3.06, there has not occurred any action, event or failure to act that, if it had occurred after the date of this Agreement, would have required the consent of Newco under Section 5.01.

          Section 3.07. Absence of Litigation. Except as specifically
                        ---------------------
disclosed in the Company Reports filed and publicly available prior to the date of this Agreement, there are no suits, claims, actions, proceedings, charges or investigations ("ACTIONS") pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any assets, properties or rights of the Company or any of its subsidiaries before any Governmental Authority that individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect. As of the date of this

Agreement, no officer or director of the Company is a defendant in any Action commenced by shareholders of the Company with respect to the performance of his or her duties as an officer and/or director of the Company. Except as set forth in Schedule 3.07, there exist no Contracts with any of the directors and officers of the Company or its subsidiaries that provide for indemnification by the Company or its subsidiaries. Except as specifically disclosed in the Company Reports filed and publicly available prior to the date of this Agreement, neither the Company nor any of its subsidiaries nor any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, decree, determination or award ("ORDER") of any Governmental Authority that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

          Section 3.08. Tax Matters. For purposes of this Section 3.08, any
                        -----------
reference to the Company or its subsidiaries shall include any corporation that merged or was liquidated with and into the Company or any of its subsidiaries. Except as set forth in Schedule 3.08 or except as, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect:

          (a) All Tax Returns (as defined in Section 3.08(n)) required to be filed by or with respect to the Company and its subsidiaries have been timely filed, and all such Tax Returns are complete and correct. The Company and its subsidiaries have (i) timely paid all Taxes that are due, or that have been asserted in writing by any Governmental Authority to be due, from or with respect to it and (ii) provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns.

          (b) No claim for unpaid Taxes has become a Lien against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries.

          (c) The statute of limitations with respect to the Tax Returns of the Company and its subsidiaries and of each affiliated group (within the meaning of the Internal Revenue Code of 1986, as amended (the "CODE")), of which the Company and any of its subsidiaries are or have been a member for all periods through the calendar years ending December 31, 1999 has expired. There are no outstanding Contracts or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, income Taxes due from or with respect to the Company or any subsidiary of the Company for any taxable period, and no power of attorney granted by or with respect to the Company or any subsidiary of the Company relating to income Taxes is currently in force.

          (d) No audit or other Action by any Governmental Authority has formally commenced and no notification has been given to the Company or any subsidiary of the Company that such an audit or other Action is pending or threatened with respect to any Taxes due from or with respect to the Company or any subsidiary of the Company or any Tax Return filed by or with respect to the Company or any subsidiary of the Company. No assessment of Tax has been proposed in writing to the Company or any of its subsidiaries against the Company or any subsidiary or any of their assets or properties.

          (e) Neither the Company nor any of its subsidiaries is a party to, bound by or has any obligation under, any Tax sharing, Tax indemnity or similar Contract with a party that is not a member of the affiliated group of which the Company is the common parent.

          (f) Set forth in Schedule 3.08 are the federal net operating loss carryforwards of the Company and its subsidiaries as of January 1, 2003, the expiration date of such carryforwards and any limitations to which they are subject under section 382 of the Code or otherwise.

          (g) Neither the Company nor any of its subsidiaries (i) is currently or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or any of its subsidiaries) filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any person (other than the affiliated group of which the Company is the common parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Laws), or as a transferee or successor, by Contract or otherwise.

          (h) Neither the Company nor any of its subsidiaries is required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date (a "POST-CLOSING TAX PERIOD") as a result of
(i) a change in method of accounting, (ii) a closing agreement as described in section 7121 of the Code (or corresponding or similar provision of state, local or foreign Tax Laws), (iii) an installment sale or open transaction arising in a taxable period ending on or before the Closing Date (a "PRE-CLOSING TAX PERIOD"), (iv) a prepaid amount received, or paid, in a Pre-Closing Tax Period or (v) deferred gains that could be recognized in a Post-Closing Tax Period.

          (i) Each of the Company and each of its subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all respects with all information reporting requirements, in connection with amounts paid or owing to any Company Employee, creditor, independent contractor or other third party.

          (j) No property of the Company or any of its subsidiaries is property that the Company or any of its subsidiaries or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax exempt use property" within the meaning of Code Section 168(h).

          (k) Neither the Company nor any of its subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

          (l) No action has been taken by the Company or any of its subsidiaries that would reasonably be expected to jeopardize the qualification of the interest as tax-exempt on any tax-exempt bonds that relate to the assets of the Company or any of its subsidiaries.

          (m) The Company and its subsidiaries have complied with the rules described in section 168(i)(9) of the Code (and any other applicable provisions of the Code or any Treasury Regulations promulgated thereunder) with respect to any public utility property (as defined in section 168(i)(10) of the Code) for which it has used the normalization method of accounting.

          (n) As used herein, "TAXES" shall mean all taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, privilege, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority. As used herein, "TAX RETURN" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          Section 3.09. Employee Matters. (a) Schedule 3.09(a) contains a
                        ----------------
complete and correct list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including "multiemployer plans" (within the meaning of ERISA Section 3(37))), stock purchase, stock option, severance, employment, change-of-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, Contracts, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), under which any current or former employee, consultant, independent contractor or director of the Company or any of its subsidiaries (the "COMPANY EMPLOYEES") has, or could reasonably be expected to have, any present or future right to benefits relating to service with the Company or any of its subsidiaries or under which the Company or any subsidiary of the Company has, or could reasonably be expected to have, any present or future liability in respect of such benefits. All plans, Contracts, programs, policies and arrangements required to be set forth in Schedule 3.09(a) shall be collectively referred to as the "COMPANY PLANS". Neither the Company nor any of its subsidiaries maintains any severance plans. Except as set forth in Item 7 of Schedule 3.09(a), no Company Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA and none of the Company, its subsidiaries and any ERISA Affiliate (as defined in Section 3.09(d)) has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan.

          (b) With respect to each Company Plan, the Company has delivered or made available (or, with respect to certain Company Plans which are in the aggregate immaterial to the Company and its subsidiaries taken as a whole, will within ten business days following the date of this Agreement deliver or make available) to Newco a complete and correct (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications (or description of any oral communication) by the Company or any of its subsidiaries which modify in any significant respect the benefits provided under the terms of any Company Plan in a manner not reflected in any of the documents set forth in Schedule 3.09(a); and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

          (c) With respect to all of the Company Plans, except as set forth in the Company Reports filed and publicly available prior to the date of this Agreement and except as, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect, all Company Plans are in compliance in all respects with all applicable Laws, including the Code, ERISA, and other applicable Laws (including in compliance with all filing and reporting requirements).

          (d) Except as disclosed in the Company Reports filed and publicly available prior to the date of this Agreement or as set forth in Schedule 3.09(d) (or, with respect to changes which are in the aggregate immaterial to the Company and its subsidiaries taken as a whole, as will be provided within fifteen business days of the date of this Agreement), the aggregate accrued benefit obligations (whether vested or unvested) of participants in each Company Plan that is subject to Title IV of ERISA (each, a "PENSION PLAN") (as of the date of the most recent actuarial valuation prepared for such Pension Plan), on a termination and projected benefit obligation basis (based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports), do not exceed the fair market value of the assets of such Pension Plan (as of the date of such valuation), and no material adverse change has occurred with respect to the financial condition of such plan since such last valuation. Except as disclosed in the Company Reports filed and publicly available prior to the date of this Agreement or as set forth in Schedule 3.09(d) or as does not have and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter, (ii) no Actions (other than routine claims for benefits in the ordinary course) are pending or threatened, (iii) no facts or circumstances exist that could give rise to any such Actions, (iv) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the "PBGC") in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, (v) no administrative Action or audit of any Company Plan by the Department of Labor, the PBGC, the Internal Revenue Service or other Governmental Authorities are pending, threatened or in progress (including any routine requests for information from the PBGC), (vi) the Company has no obligations under any unfunded deferred compensation or supplemental retirement plans that are not fully accrued for on the consolidated balance sheet of the Company and its subsidiaries at September 30, 2003, including the notes thereto, included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 (the "BALANCE SHEET") and (vii) neither the Company, its subsidiaries nor any person that is treated as a single employer with the Company or its subsidiaries under Section 414(b), (c), (m) or (o) of the Code (an "ERISA AFFILIATE") has incurred or reasonably expects to incur any Tax, fine, penalty, Lien or other liability to the PBGC, any Pension Plan or otherwise under Title IV of ERISA (other than the payment of contributions or premiums, none of which are overdue), the Code or any other applicable Laws.

          (e) Except as specifically contemplated by this Agreement or as set forth in Schedule 3.09(e), no Company Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could result in
(i) the payment to any Company Employee of any money or other property, (ii) the provision of any benefits or other rights of any individual or (iii) the increase, acceleration or provision of any payments, benefits or other rights provided to or for the benefit of any Company Employee (including the acceleration of any funding obligations), whether or not any such payment, right, benefit, increase, acceleration or provision could constitute a "parachute payment" within the meaning of Section 280G of the Code.

          (f) Except as set forth in Schedule 3.09(f), there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its subsidiaries relating to, or any change in employee participation or coverage under, any Company Plan that would materially increase the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date of this Agreement.

          (g) No "reportable event" (as such term is defined in Section 4043 of the Code) or "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) that could reasonably be expected to result in a material liability to the Company and its subsidiaries has occurred with respect to any Company Plan. No "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Plan.

          (h) Except with respect to any Company Plan identified in Schedule 3.09(a) and except to the extent accrued for in the Balance Sheet, neither the Company nor any of its subsidiaries has incurred or reasonably expects to incur any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for Company Employees, except as required to avoid an excise Tax under Section 4980B of the Code or as otherwise may be required pursuant to any other applicable Laws.

          (i) Except as set forth in Schedule 3.09(i) or in the Company Reports filed and publicly available prior to the date of this Agreement (or, with respect to such Contracts which are in the aggregate immaterial to the Company and its subsidiaries taken as a whole, as will be provided within ten business days of the date of this Agreement), none of the Company and its subsidiaries is a party to or otherwise bound by any Contract pursuant to which a labor organization is certified under applicable labor Laws as a bargaining agent for any Company Employee, nor is any such Contract presently being negotiated. Except as set forth in Schedule 3.09(i) or in the Company Reports filed and publicly available prior to the date of this Agreement or, except as, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect, (1) there is not, and in the last five years has not been, a representation question respecting any of the Company Employees, (2) to the knowledge of the Company, there are no campaigns being conducted to solicit cards from Company Employees to authorize representation by a labor organization, (3) none of the Company and its subsidiaries is the subject of any Action or Order by any Governmental Authority or, to the knowledge of the Company, threatened with, any Action or Order, in each case relating to Company Employees or employment practices or asserting that the Company or any of its subsidiaries has committed an unfair labor practice or is seeking to compel the Company or any of its subsidiaries to bargain with any labor union or labor organization, (4) there is not pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down, lockout, arbitration or grievance involving the Company or any of its subsidiaries, (5) none of the Company and its subsidiaries or their respective representatives or employees has committed any unfair labor practices and (6) the Company and its subsidiaries are in compliance with all applicable Laws and collective bargaining Contracts regarding employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

          Section 3.10. Environmental. Except as set forth in Schedule 3.10
                        -------------
or in the Company Reports filed and publicly available prior to the date of this Agreement or except as, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect:

          (a) The Company and each of its subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 3.10(f)(ii)), and neither the Company nor any of its subsidiaries has received any written communication from any Governmental Authority that alleges that any of the Company and its subsidiaries is not in compliance with applicable Environmental Laws.

          (b) The Company and each of its subsidiaries has obtained or has applied for all environmental, health and safety Approvals (collectively, the "ENVIRONMENTAL PERMITS") necessary for the construction of its facilities or the conduct of its operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending approval by any Governmental Authority, and the Company and its subsidiaries are in compliance with all terms and conditions of the Environmental Permits.

          (c) There is no Environmental Claim (as defined in Section 3.10(f)(i))
(i) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or (ii) to the knowledge of the Company, pending or threatened against any real or personal property or operations that the Company or any of its subsidiaries owns, leases or uses, in whole or in part.

          (d) To the knowledge of the Company, there has been no Release (as defined in Section 3.10(f)(iv)) of any Hazardous Material (as defined in Section 3.10(f)(iii)) that has formed or could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its subsidiaries or against any person (including any predecessor of the Company or any of its subsidiaries) whose liability for such claim the Company or any of its subsidiaries has or may have retained or assumed, either by operation of Law or by Contract.

          (e) To the knowledge of the Company, the Company has disclosed to Newco all facts which the Company reasonably believes form the basis of (i) any Environmental Claim against the Company or any of its subsidiaries or (ii) any obligation of the Company or any of its subsidiaries currently required, or known to be required in the future, to incur costs for pollution control equipment or environmental remediation under, or otherwise to comply with, applicable Environmental Laws.

          (f) As used in this Agreement:

             (i) "ENVIRONMENTAL CLAIM" means any and all Actions, demands,
                  -------------------
     demand letters, directives, Liens or notices of noncompliance or violation by any person (including any Governmental Authority) alleging potential liability (including potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of their respective subsidiaries or joint ventures; (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all Actions by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

             (ii) "ENVIRONMENTAL LAWS" means all Laws relating to pollution, the
                   ------------------
     environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment, including Laws relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

             (iii) "HAZARDOUS MATERIALS" means (A) any petroleum (or any
                    -------------------
     derivative or byproduct thereof) or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, coal tar residue, any and all products or by-products of gas manufacture, the presence of PCB's in reportable concentrations in soil, groundwater, service-water or pipes and transformers or other equipment that contain dielectric fluid containing PCB's in regulated concentrations; (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous constituents" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste regulated pursuant to, or the presence or exposure to which may form the basis of liability under, any applicable Environmental Law.

             (iv) "RELEASE" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including the atmosphere, soil, surface water, groundwater or property).

          Section 3.11. Compliance with Laws; Approvals from Governmental
                        -------------------------------------------------
Authorities. Except as disclosed in the Company Reports filed and publicly
-----------
available prior to the date of this Agreement or except as, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its subsidiaries and their relevant personnel and operations are, and since January 1, 2000, have been, in compliance with all Laws applicable to them or by which any of their respective properties are bound or affected, (b) no notice, Action or assertion has been received by the Company or any of its subsidiaries or, to the knowledge of the Company, has been filed, commenced or threatened against the Company or any of its subsidiaries alleging any violation of any Law applicable to them or by which their respective properties are bound or affected, (c) the Company and its subsidiaries have all Approvals from any Governmental Authority necessary or advisable to conduct their businesses as now being conducted and to own, lease or operate their properties and assets, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to any person any right of termination, amendment or cancellation (with or without notice or lapse of time or both) of any such Approval and (d) neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any Approval material to the Company and its subsidiaries taken as a whole. Notwithstanding any provision of this Section 3.11 to the contrary, the provisions of this Section 3.11 do not extend to matters covered by Section 3.08, Section 3.09 or Section 3.10.

          Section 3.12. Contracts. (a) Schedule 3.12 contains a complete and
                        ---------
correct list of the following Contracts to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected as of the date of this Agreement:

             (i) Contracts containing covenants restricting the payment of dividends or limiting the freedom of the Company or any of its subsidiaries or any of their respective affiliates to engage in any line of business or compete with any person or operate at any location;

             (ii) joint venture agreements, limited liability company agreements, partnership agreements or similar agreements;

             (iii) Contracts for the acquisition or disposition, directly or indirectly (by merger or otherwise) of assets or capital stock or other equity interests of another person for aggregate consideration in excess of $500,000, other than Contracts for the procurement or sale of assets in the ordinary course of business;

             (iv) Contracts with the ACC or any other Governmental Authority relating to the setting of rates of general applicability, the payment of dividends or the incurrence of Indebtedness;

             (v) Contracts for the purchase of electricity with a term of at least one year and Contracts for the sale of electricity relating to customers with load requirements that exceed 3 MW; and

             (vi) Contracts outside the ordinary course of business involving expenditures, liabilities or revenues reasonably expected to be in excess of $1,000,000.

          (b) Complete and correct copies of the written Contracts required to be identified in Schedule 3.02(c), Schedule 3.09(a), Schedule 3.09(i), Schedule
3.12 and Schedule 3.14 (all such Contracts, collectively, the "COMPANY CONTRACTS") (and complete and correct written summaries of any such oral Contracts) have been delivered or made available to Newco.

          (c) Neither the Company nor any of its subsidiaries is and, to the knowledge of the Company, no other party is in default under, or in breach or violation of, any Company Contract and, to the knowledge of the Company, no event has occurred which would result in any breach or violation of, constitute a default, require consent or result in the loss of a material benefit under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries (in each case, with or without notice or lapse of time or both) pursuant to, any Company Contract, except, for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect. Other than Contracts that have terminated or expired in accordance with their terms, each Company Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect.

          Section 3.13. Regulation as a Utility. (a) Each of TEP and UNS
                        -----------------------
Electric, Inc. ("UNS ELECTRIC") is a "public utility company" (as such term is defined under PUHCA) and is regulated as a "public utility" under the Power Act, and each of TEP, UNS Electric and UNS Gas, Inc. ("UNS GAS" and, together with TEP and UNS Electric, the "UTILITY SUBSIDIARIES") is regulated as a public utility by the State of Arizona, but not by any other state. Other than as described in the preceding sentence and in Section 3.13(b), none of the Company or any "subsidiary company" or "affiliate" (such terms having the meaning ascribed to such terms in PUHCA) of the Company is (i) (A) a "holding company" or a "public-utility company" under PUHCA, (B) a "public utility" under the Power Act, (C) a "natural gas company" under the Natural Gas Act, as amended, and the rules and regulations promulgated thereunder (the "NATURAL GAS ACT") or
(D) a public utility or public service company (or similar designation) under any other federal or state Law (including Title 40, Public Utilities and Carriers, of the Arizona Revised Statutes) or (ii) otherwise franchised or authorized to provide any utility services by any Governmental Authority or certified as an exempt wholesale generator under PUHCA or as a "qualifying facility" under the Public Utility Regulatory Policies Act of 1978, as amended, and the rules and regulations promulgated thereunder.

          (b) Each of the Company and UniSource Energy Services, Inc. ("UES ") is a "holding company" within the meaning of PUHCA but is exempt from all provisions of PUHCA (other than Section 9(a)(2) thereof) by an Order of the SEC issued pursuant to Section 3(a)(1) of PUHCA.

          (c) As of the date of this Agreement, none of the Utility Subsidiaries or the Company or any of its other subsidiaries, all or part of whose rates or services are regulated by a Governmental Authority, has rates which have been or are being collected subject to refund, pending final resolution of any Action pending before a Governmental Authority or on appeal to the courts.

          Section 3.14. Affiliate Transactions. Except as set forth in
                        ----------------------
Schedule 3.14 or as disclosed in the Company's proxy statement relating to the election of directors dated April 9, 2003, there are no Contracts or transactions between the Company or any of its subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate of any such officer, director or record or beneficial owner, on the other hand, except those of a type available to Company Employees generally.

          Section 3.15. Fairness Opinion. The Company has received the
                        ----------------
written opinion of Morgan Stanley & Co. Incorporated ("MORGAN STANLEY") to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company's shareholders is fair to such shareholders from a financial point of view. An executed copy of such opinion has been delivered to Newco.

          Section 3.16. Brokers and Transaction Expenses. (a) No broker,
                        --------------------------------
finder or investment banker (other than Morgan Stanley and New Harbor Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Newco a complete and correct copy of all Contracts between the Company, on the one hand, and Morgan Stanley or New Harbor Incorporated, on the other hand, pursuant to which either such firm would be entitled to any payment relating to the transactions contemplated hereby.

          (b) Set forth in Schedule 3.16 is the Company's reasonable estimate, as of the date hereof, of the fees and expenses incurred or payable, or to be incurred or payable, by the Company or any of its subsidiaries in connection with this Agreement and the consummation of the transactions contemplated hereby.

          Section 3.17. Vote Required; Company Board Recommendation. (a) The
                        -------------------------------------------
affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to be cast with respect to the Merger (the "SHAREHOLDER APPROVAL") is the only vote of the holders of any class or series of the securities necessary to approve this Agreement and the transactions contemplated hereby.

          (b) The Company Board has (i) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the shareholders of the Company, (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, to the shareholders of the Company and (iv) directed that approval of this Agreement be submitted to the Company's shareholders for the Shareholder Approval (collectively, the "COMPANY BOARD RECOMMENDATION").

          (c) The actions of the Company Board described in Section 3.17(b) are sufficient to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby the restrictions on "business combinations" contained in Sections 2741 and 2742 of the ABCA and "control share acquisitions" contained in Sections 2722 through 2725 of the ABCA (or any provisions similar to the foregoing sections). No other state "business combination," "moratorium," "control share," "fair price," other anti-takeover or similar Law applies or purports to apply to this Agreement, the Merger or any of the transactions contemplated by this Agreement.

          (d) The Company Board has taken sufficient action such that (i) neither Newco nor any of its affiliates will become an "Acquiring Person" and
(ii) no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the approval, execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          Section 3.18. Intellectual Property. (a) Except as set forth in
                        ---------------------
Schedule 3.18(a) or except as, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect, (i) the

Company and its subsidiaries own or have the right to use all Intellectual Property used in their businesses as currently conducted; (ii) such Intellectual Property is valid, unexpired, enforceable and has not been abandoned; (iii) each Intellectual Property license to which the Company or any of its subsidiaries is a party is valid and enforceable, and the Company and its subsidiaries are not in breach or default thereunder; (iv) the Company and its subsidiaries are not infringing or otherwise impairing the Intellectual Property of any third party, and no third party is infringing or otherwise impairing their Intellectual Property; (v) there is no pending or, to the knowledge of the Company, threatened Action or Order relating to any Intellectual Property owned, leased or used by the Company; and (vi) the Company and its subsidiaries have taken reasonable steps to protect, maintain and safeguard their Intellectual Property. For purposes hereof, "INTELLECTUAL PROPERTY" means all U.S. and foreign intellectual property, including (i) inventions, discoveries, processes, formulae, designs, methods, procedures, concepts, developments, technology, and all related improvements and know-how; (ii) copyrights and copyrightable works, including computer applications, programs, hardware, software, systems, databases and related items; (iii) trademarks, service marks, trade names, brand names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (iv) trade secrets, data and other confidential information.

          (b) Neither the Company nor any of its subsidiaries has licensed Intellectual Property owned by them (or licensed to them by a third party) to any person in a manner that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

          Section 3.19. Insurance. All insurance policies to which any of the
                        ---------
Company and its subsidiaries is either an insured or a beneficiary (the "INSURANCE POLICIES") are with reputable insurance carriers (other than existing self-insurance), provide coverage for those risks incident to the business of the Company and its subsidiaries and their respective properties and assets as is customary for companies conducting the respective businesses conducted by the Company and its subsidiaries during such time period, are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except where the failure to have such insurance or maintain insurance policies, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect. Except as, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect, (i) all premiums due and payable in respect of each Insurance Policy have been paid and none of the Company and its subsidiaries has received notice from any insurer or agent of any intent to cancel any such Insurance Policy, (ii) the Insurance Policies are valid and enforceable policies and (iii) none of the Company and its subsidiaries has received written notice from any insurance company or Governmental Authority of any defects or inadequacies that would adversely affect the insurability of, or cause any increase in the premiums for, insurance covering any of the Company and its subsidiaries or any of their respective properties or assets that have not been cured or repaired to the satisfaction of the party issuing the notice.

          Section 3.20. Derivative Products. (a) All Derivative Products
                        -------------------
entered into for the account of the Company or any of its subsidiaries were entered into in accordance with (i) established risk parameters, limits and guidelines and in compliance with the risk management policies approved by the Company Board (the "TRADING POLICIES"), in each case both as in effect at the time such Derivative Products were entered into and as in effect on the date of this Agreement, to restrict the level of risk that the Company and its subsidiaries are authorized to take with respect to Derivative Products and monitor compliance with such risk parameters and (ii) applicable rules, regulations and policies of any Governmental Authority.

          (b) The Company has provided Newco with a complete and correct copy of the Trading Policies, and the Trading Policies contain a complete and correct description of the practice of the Company and its subsidiaries with respect to Derivative Products, as of the date of this Agreement.

          (c) At no time has the Company or any of its subsidiaries engaged in any "round trip," "sale/buyback" or "wash" trading or any similar transaction.

          (d) As used herein, "DERIVATIVE PRODUCT" means (i) any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including electricity, natural gas, crude oil and other commodities, emissions allowances, currencies, interest rates and indices and
(ii) forward contracts for physical delivery, physical output of assets, and physical load obligations.

          Section 3.21. Property. (a) Each of the Company and each of its
                        --------
subsidiaries has good and marketable title to, or valid and enforceable right to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its properties, rights and assets except for defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect. All such properties, rights and assets, other than properties, rights and assets in which the Company or any of its subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens specifically disclosed in the Company Reports filed and publicly available prior to the date of this Agreement or Liens that, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect. There is no condemnation, expropriation, eminent domain or similar Action affecting any of such properties, rights or assets pending or, to the knowledge of the Company, threatened, that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect. All of the Company and its subsidiaries' properties, rights and assets are in good operating condition and repair, subject to continued repair and replacement in accordance with past practice, and there are no structural defects in any of such properties, rights and assets, except for any failure to be in such condition and repair or defects that, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect.

          (b) Each of the Company and its subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for such noncompliance or failures to be in full force and effect that, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries enjoy peaceful and undisturbed possession under all such leases, except for failures to do so that, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF NEWCO

          Newco represents and warrants to the Company as follows:

          Section 4.01. Organization. Newco is duly organized, validly
                        ------------
existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Newco has furnished to the Company complete and correct copies of the articles of incorporation and the bylaws (or similar organizational documents) of Newco, Holdings and the Partnership, in each case as currently in effect. All such articles of incorporation and bylaws (and similar organizational documents) are in full force and effect and no other organizational documents are applicable to or binding upon Newco, Holdings or the Partnership. None of Newco, Holdings and the Partnership is in violation of any of the provisions of its articles of incorporation and bylaws (or similar organizational documents).

          Section 4.02. Authority Relative to this Agreement. Newco has all
                        ------------------------------------
necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Newco and the consummation by Newco of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Newco are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Newco and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Newco enforceable against it in accordance with its terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          Section 4.03. No Conflict; Required Filings and Consents. (a) The
                        ------------------------------------------
execution, delivery and performance of this Agreement by Newco and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or violate the articles of incorporation or the bylaws of Newco;
(ii) conflict with or violate any Laws applicable to Newco or by which it or its properties are bound or affected (assuming that all consents, approvals and authorizations contemplated by clause (i) of subsection (b) below have been obtained and all filings described in such clauses have been made); or (iii) result in any breach or violation of, constitute a default, require consent or result in the loss of a material benefit under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Newco (in each case, with or without notice or lapse of time or both) pursuant to, any Contract to which Newco is a party or by which Newco or its properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, could not reasonably be expected to prevent the consummation of the transactions contemplated hereby.

          (b) Assuming the Approvals referred to in clauses (i) and (ii) of
Section 3.04(b) are obtained, the execution, delivery and performance of this Agreement by Newco and the consummation of the transactions contemplated hereby by Newco do not and will not require any Approvals from, action by, filing with or notification to, any Governmental Authority, except for (i) the filing of a premerger notification report by the ultimate parent entity of Newco under the HSR Act, (ii) the issuance by the SEC of an order approving the Merger under
Section 9(a)(2) of PUHCA and granting the Partnership and its "subsidiary companies" (within the meaning of PUHCA) an exemption from all provisions of PUHCA (other than Section 9(a)(2) thereof) pursuant to Section 3(a)(1) thereof (collectively, the "PUHCA APPROVAL"), (iii) the filing and recordation of the Articles and Certificate of Merger as required by the ABCA and the DGCL, as applicable, and (iv) such Approvals, actions, filings or notifications the failure of which to make or obtain, individually or in the aggregate, could not reasonably be expected to prevent the consummation of the transactions contemplated hereby.

          Section 4.04. Brokers. The Company will not be responsible for any
                        -------
brokerage, finder's or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Newco or its affiliates.

          Section 4.05. Financing. Newco has delivered to the Company a
                        ---------
complete and correct copy of (a) the letters attached as Exhibit A hereto from
(i) Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Lehman Brothers Inc. (the "NOTES LETTER") and (ii) Credit Suisse First Boston, J.P. Morgan Securities Inc., JPMorgan Chase Bank, Lehman Commercial Paper Inc. and Lehman Brothers Inc. (the "SENIOR FINANCING LETTER" and, together with the Notes Letter, the "DEBT LETTERS") with respect to debt financing (the "DEBT FINANCING") for the transactions contemplated hereby and (b) the equity letter attached as Exhibit B hereto (the "EQUITY LETTER" and, together with the Debt Letters, the "FINANCING LETTERS").

          Section 4.06. Ownership of Company Common Stock. Newco does not
                        ---------------------------------
beneficially own any Company Common Stock.

          Section 4.07. Newco Status. Based upon PUHCA and the existing
                        ------------
interpretations thereof by the SEC staff, as of the date of this Agreement, Newco has no reason to believe that, after giving effect to the consummation of the transactions contemplated by this Agreement, including the consummation of the Merger, any Limited Partner (or any "affiliate" (within the meaning of PUHCA) of any Limited Partner) will become or otherwise will be deemed to be a "holding company" or a "subsidiary company" or an "affiliate" of a "holding company" (in each case, within the meaning of PUHCA). As of the date of this Agreement and as of the date of the Shareholders' Meeting, Newco shall not have entered into any contracts, agreements or other arrangements or understandings with executive officers of the Company (other than those disclosed and satisfactory to the Company Board) that in Newco's good faith judgment cause Newco to be an "affiliate" (within the meaning of the Exchange Act) of the Company.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

          Section 5.01. Covenants of the Company. The Company agrees that,
                        ------------------------
during the period from the date of this Agreement to the Effective Time, unless otherwise contemplated by this Agreement or required by applicable Law or unless Newco gives its prior written consent, which consent shall not be unreasonably withheld and which decision regarding consent shall be made as soon as reasonably practicable, (1) the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business, in a manner consistent with past practice and in compliance with applicable Laws and (2) the Company and its subsidiaries shall each use its commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its present Company Employees, to preserve its assets and properties in good repair and condition and to preserve its present relationships with Governmental Authorities, customers, suppliers and other persons with which the Company or any of its subsidiaries has business relations. By way of amplification and not limitation, the Company agrees that neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement to the Effective Time, directly or indirectly do, or propose, authorize or commit to do, any of the following, unless otherwise contemplated by this Agreement or required by applicable Law or without the prior written consent of Newco, which consent shall not be unreasonably withheld and which decision regarding consent shall be made as soon as reasonably practicable:

          (a) amend or otherwise change its articles of incorporation or bylaws (or similar organizational documents);

          (b) issue, deliver, sell, lease, sell and leaseback, pledge, license, transfer, mortgage, encumber, dispose of or otherwise subject to any Lien (i) any Company Securities or Subsidiary Securities (except for the issuance and delivery of shares of Company Common Stock issuable in accordance with the terms of the Options or other awards, including dividend equivalents, granted under the Stock Plans, in each case outstanding as of the date of this Agreement, up to 500,000 shares (or Options therefor) of Company Common Stock issuable under Company Plans as in effect as of the date of this Agreement, to the extent accounted for under any such plan and on terms determined consistent with past practice), up to 200,000 shares of Global Solar Energy and up to 200,000 shares of Infinite Power Solutions, Inc., in each case determined consistent with past practice, or (ii) any property or assets, whether tangible or intangible, of the Company or any of its subsidiaries, other than assets sold, leased, pledged, licensed, transferred, disposed of or encumbered in the ordinary course of business and in a manner consistent with past practice, other than (A) in the case of both clauses (i) and (ii), pledges of Subsidiary Securities of UES, Millennium Energy Holdings, Inc. ("MILLENNIUM") and UniSource Energy Development Company ("UED") to secure Indebtedness permitted pursuant to Section 5.01(e)(i)(C) and (B) in the case of dispositions prohibited by clause (ii) only, dispositions of property or assets (other than property and assets of Global Solar Energy Inc. and its subsidiaries) in an aggregate amount not in excess of $25,000,000.

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other equity interests, property or otherwise, with respect to any of its or its subsidiaries' capital stock other than (A) dividends by a direct or indirect wholly owned subsidiary of the Company to its parent and by TEP to its shareholders and (B) regular quarterly cash dividends with respect to the Company Common Stock, not in excess of $0.15 per share in 2003, $0.16 per share in 2004 and $0.17 per share in 2005, in each case with usual declaration, record and payment dates and in accordance with the Company's past dividend policy;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company Securities or Subsidiary Securities, except for purchases of outstanding shares of Company Common Stock pursuant to the Company's Investment Plus Plan (the "DIVIDEND REINVESTMENT PLAN") or any existing Company Plan consistent with past practice;

          (e) (i) repurchase, repay or incur any Indebtedness or issue any securities in respect of Indebtedness or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations or Indebtedness of any person, other than:

                (A) borrowings and repayments in the ordinary course of business and in a manner consistent with past practice under the revolving credit line under the Credit Agreement dated as of November 14, 2002 among TEP, the lenders party thereto, the issuing banks party thereto, The Bank of New York and Union Bank of California, as Co-Syndication Agents, Credit Suisse First Boston, as Documentation Agent, and Toronto Dominion (Texas), Inc., as Administrative Agent (as amended prior to the date of this Agreement, which amendments have been furnished to Newco, the "CREDIT AGREEMENT") (in an aggregate amount not to exceed $60,000,000 at any one time outstanding),

                (B) incurrences and repayments in connection with the mandatory payment and tender provisions of TEP's variable-rate tax-exempt bonds outstanding as of the date of this Agreement which are supported by the letters of credit under the Credit Agreement and the reimbursement obligations arising under the Credit Agreement directly related to such letters of credit, provided that as a result of the transactions contemplated by this clause (B), the outstanding Indebtedness of TEP shall not increase,

                (C) borrowings and repayments in the ordinary course of business in an aggregate principal amount not to exceed $25,000,000 under a revolving credit facility which may be entered into by UES or the Company, provided that no such revolving credit facility shall be entered into unless the Indebtedness thereunder is prepayable in full at any time without any premium or penalty, other than customary indemnities for LIBOR breakage costs that would result from payment of principal on a date other than an interest payment date,

                (D) borrowings of the proceeds of amounts described in clause
            (C) above in the ordinary course of business by UES and any Utility Subsidiary from the Company or UES, as applicable, and repayments of any such borrowings,

                (E) borrowings in the ordinary course of business by Millennium
            Environmental Group, Inc. ("MEG") not to exceed $7,000,000 (which may be guaranteed by the Company), provided that no such borrowing or guarantee may be made unless (1) the first $5,000,000 of such borrowing is used to refinance existing Indebtedness of MEG, (2) contemporaneously with such borrowing or guarantee, MEG shall have distributed to the Company (through a distribution to Millennium and a distribution by Millennium to the Company) an amount in cash free and clear of any Lien equal to the aggregate amount borrowed pursuant to this clause (E) and (3) such guarantee shall be released prior to the Closing or such guaranteed Indebtedness shall be repaid prior to the Closing (and MEG shall be permitted to cash collateralize such Indebtedness in an amount not to exceed $3,000,000 to cause such release),

                (F) repayments by MEG of the Indebtedness described in clause
            (E) above, and

                (G) borrowings and repayments in the ordinary course of business consistent with past practice by Millennium and its subsidiaries (other than MEG) pursuant to Company Contracts in effect on the date of this Agreement and described in Item II under the heading "Borrowed Money" in Schedule 3.02(c) and any refinancings of borrowings under such Company Contracts, each on terms no less favorable to Millennium and its subsidiaries and in an amount no greater than the existing borrowing under such Company Contract on the date of this Agreement;

          (ii) except as permitted in Section 5.03(b), amend in any material respect, terminate, cancel or renew any Company Contract or enter into any Contract that would be a Company Contract if in effect on the date of this Agreement (in each case, other than Company Contracts for the sale of electricity relating to customers with load requirements of less than 15
     MW);

          (iii) enter into any transaction or Contract that would be required to be set forth in Schedule 3.14 if in effect on the date of this Agreement;

          (iv) acquire (including by merger, consolidation or acquisition of stock or assets) any assets (other than in the ordinary course of business), business or any corporation, partnership, limited liability company, association or business organization or division thereof (other than acquisitions having an aggregate consideration of not more than $500,000); or

          (v) authorize or make any capital expenditures, except:

                (A) as may be required by Law,

                (B) as reasonably deemed necessary by the Company to replace or repair property following unanticipated loss or damage to such property,

                (C) Millennium and its subsidiaries may make capital
            expenditures in the ordinary course of business consistent with past practice so long as none of the Company and its subsidiaries, except as set forth in Schedule 5.01(o), makes any loans, advances or capital contributions (including any "keep well" or other Contract to maintain any financial statement condition of another person) to, or investments in, Millennium or any of its subsidiaries to finance such capital expenditures, and

                (D) as contemplated by the capital budget of the Company
            attached as Schedule 5.01(e), provided that (1) in 2004, the Company and its subsidiaries (other than Millennium and its subsidiaries) may make or authorize capital expenditures in excess of such capital budget and in excess of the per project amounts budgeted therein so long as such capital expenditures neither (x) cause or would be reasonably likely to cause capital expenditures for 2004 to exceed the aggregate 2004 capital budget by more than $17,000,000 in the aggregate nor (y) exceed the budget specified for any individual project contemplated by the 2004 capital budget by more than $5,000,000 (or exceed $4,000,000 in total for any project not contemplated by the 2004 capital budget) and (2) in 2005, the Company and its subsidiaries (other than Millennium and its subsidiaries) may make or authorize aggregate capital expenditures in or for any fiscal quarter in an amount not to exceed $40,000,000;

          (f) take any action that could reasonably be expected to jeopardize the qualification of the interest as tax-exempt on any tax-exempt bonds that relates to the assets of the Company or any of its subsidiaries;

          (g) engage in any activities that could reasonably be expected to cause the Company or any of its subsidiaries not to be exempt from all provisions of PUHCA (other than Section 9(a)(2) thereof) pursuant to Section 3(a)(1) thereof;

          (h) except to the extent required under applicable Law, this Agreement or existing Company Plans as in effect on the date of this Agreement, (i) increase or otherwise amend the compensation or fringe benefits of any Company Employee, except for increases in salary or wages of current directors, officers or employees of the Company or its subsidiaries in the ordinary course of business and in a manner consistent with past practice, in an aggregate annual amount not to exceed $4,000,000, (ii) grant any retention, severance or termination pay not currently required to be paid under existing Company Plans to, or enter into, or amend, any employment, consulting or severance Contract with, any present or former Company Employee, other than in the ordinary course of business in a manner consistent with past practice (provided that no such grant, new Contract or amendment shall contain any provision relating to any change-of-control protections), (iii) amend the terms of any outstanding Options to purchase any equity of the Company or any subsidiary (including accelerating the vesting or lapse of repurchase rights or obligations); or (iv) enter into, adopt, amend or terminate any Company Plan in a manner which would, individually or in the aggregate, materially increase the obligations of the Company or its subsidiaries thereunder (except that no Company Plan that is a Stock Plan or Contract may be so adopted, amended in any material respect or terminated);

          (i) fail to maintain its books and records in accordance with GAAP or, except as may be required as a result of a change in Law or in GAAP, change material Tax, pension, regulatory or financial accounting policies, procedures, practices or principles used by it;

          (j) make, change or rescind any material Tax election; fail to duly and timely file all material Tax Returns and other documents required to be filed with any Governmental Authority, subject to timely extensions permitted by applicable Law; extend the statute of limitations with respect to any Tax; or, except in the ordinary course of business, settle or compromise any material federal, state, local or foreign Tax liability;

          (k) waive, release, assign, settle or compromise any pending or threatened Action which is material, which relates to the transactions contemplated hereby or which is brought by any current, former or purported holder of any securities of the Company or its subsidiaries in such capacity;

          (l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

          (m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction when due or otherwise in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business after September 30, 2003 and consistent with past practice;

          (n) effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its subsidiaries;

          (o) other than as set forth in Schedule 5.01(o), make any loans, advances or capital contributions (including any "keep well" or other Contract to maintain any financial statement condition of another person) to, or investments in, any other person, except for loans, advances and capital contributions to subsidiaries (other than to Millennium or any of its subsidiaries) that are wholly-owned by the Company and are in existence on the date of this Agreement;

          (p) other than in the ordinary course of business and in a manner consistent with past practice or as required by applicable Law, (i) modify in any material respect the Trading Policies or any similar policy, other than modifications which are more restrictive to the Company and its subsidiaries, or
(ii) enter into any Contract or transaction related to any Derivative Product or any similar transaction (other than as permitted by the Trading Policies);

          (q) fail to maintain in full force and effect insurance policies covering the Company and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with prudent industry practice;

          (r) except to the extent required by applicable Law, take any action that could reasonably be expected to result in (i) any representation and warranty of the Company set forth in this Agreement (A) that is qualified as to materiality or Material Adverse Effect becoming untrue or (B) that is not so qualified becoming untrue in any material respect or (ii) any condition to the Merger set forth in Article VII not being satisfied;

          (s) fail to take any action that could reasonably be expected to, directly or indirectly prevent or materially impair or delay the consummation of the transactions contemplated hereby (except to the extent specifically permitted by Section 6.03 and Article VIII); or

          (t) take, offer, propose to take or enter into or amend any Contract to take, offer or propose any of the actions described in Sections 5.01(a) through 5.01(s).

          Section 5.02. Conduct of Business by Newco. Newco agrees that,
                        ----------------------------
during the period from the date of this Agreement to the Effective Time, unless the Company gives its prior written consent, Newco shall not (a) incur directly or indirectly any liabilities or obligations other than those incurred in connection with this Agreement or the transactions contemplated hereby (including the Debt Financing) or (b) engage directly or indirectly in any business activity of any kind or enter into any Contract with any person or become subject to or bound by any Contract other than, in each case, as contemplated by this Agreement or relating to the transactions contemplated hereby (including the Debt Financing).

          Section 5.03. Cooperation, Notification. (a) The Company shall, and
                        -------------------------
shall cause its subsidiaries to, confer on a regular and frequent basis with one or more Representatives (as defined in Section 6.01(e)) of Newco to discuss, subject to applicable Law, material operational and business matters. The Company shall give prompt notice to Newco of (i) any significant changes, developments, effects, conditions or occurrences in the business, properties, assets, condition (financial or otherwise), prospects or results of operations of the Company and its subsidiaries; (ii) any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; (iii) any notice or other communication from any person and the response thereto of the Company or its subsidiaries or its or their Representatives alleging that the consent of such person is or may be required in connection with this Agreement or the transactions contemplated hereby; (iv) any notice or other communication (A) from any Governmental Authority and the response thereto of the Company or its subsidiaries or its or their Representatives in connection with this Agreement or the transactions contemplated hereby and (B) from or to the SEC, ACC or any other public utility commission of any state or FERC in connection with any other material matter; (v) copies of all filings made by the Company or any of its subsidiaries with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby and with the SEC, ACC or any other public utility commission of any state or FERC in connection with any other material matter; (vi) any representation or warranty made by it contained in this Agreement that is qualified as to materiality or Material Adverse Effect becoming untrue or inaccurate in any respect; (vii) any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect; or (viii) the failure by it to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that any notification under this Section 5.03 shall not affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (b) The Company shall, and shall cause its subsidiaries to, discuss with Newco any changes or proposed changes in their regulated rates or charges or standards of service from those in effect on the date hereof and consult with Newco prior to making any filing or any amendment thereto (other than filing or furnishing periodic reports under the Exchange Act), or effecting any Contract with any Governmental Authority, whether written or oral, formal or informal, with respect to their regulated rates or charges, standards of service or accounting. The Company and its subsidiaries shall not make any filing to change its rates or charges on file with the ACC or any other public utility commission of any state or FERC in any manner that is or could reasonably be expected to be inconsistent with any of the conditions or standards set forth in Section 7.02(d). Without limiting the generality of the foregoing, prior to any filing with any Governmental Authority by the Company or any of its subsidiaries related to the transactions contemplated hereby or otherwise related to regulated rates which is either inconsistent with any of the conditions or standards set forth in Section 7.02(d) or material to the Company and its subsidiaries, taken as a whole, the Company (i) shall provide Newco an opportunity to review and comment on such filing and (ii) shall include in such filing all comments reasonably proposed by Newco.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

          Section 6.01. Shareholders' Meeting; Preparation of the Proxy
                        -----------------------------------------------
Statement; SEC Filings. (a) The Company, acting through the Company Board, shall
----------------------
promptly and duly call, give notice of, convene and hold as soon as reasonably practicable a meeting of the holders of Company Common Stock for the purpose of obtaining the Shareholder Approval (the "SHAREHOLDERS' MEETING"), and shall use its reasonable best efforts to solicit and obtain the Shareholder Approval. The Company shall be required to hold the Shareholders' Meeting and comply with its other obligations under this Agreement regardless of whether the Company Board has effected a Change in Board Recommendation (as defined in Section 6.03(d)) in accordance with Section 6.03(d). The obligations set forth in the preceding sentence shall not be applicable if this Agreement shall have been terminated in accordance with Article VIII.

          (b) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare the Proxy Statement, the Company shall file the Proxy Statement with the SEC and the Company shall respond as promptly as reasonably practicable to any comments of the SEC with respect thereto and shall cause the Proxy Statement to be mailed to the Company's shareholders as promptly as reasonably practicable following the date of this Agreement. Except to the extent expressly permitted by Section 6.03(d), the Proxy Statement shall include the Company Board Recommendation. Each of Newco and the Company shall furnish all information concerning itself as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement.

          (c) The information supplied by Newco for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company's shareholders and
(ii) the time of the Shareholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Shareholders' Meeting, any event or circumstance relating to Newco, or its officers or directors, is discovered by Newco that should be set forth in an amendment or a supplement to the Proxy Statement, Newco shall promptly inform the Company (and the Company shall amend the Proxy Statement accordingly). All documents that Newco is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the requirements of applicable Law, including the Exchange Act.

          (d) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company's shareholders and
(ii) the time of the Shareholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Shareholders' Meeting, any event or circumstance relating to the Company or its subsidiaries, or their respective officers or directors, is discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Newco (and the Company shall amend the Proxy Statement accordingly). All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the requirements of applicable Law, including the Exchange Act.

          (e) The Company shall promptly notify Newco upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Newco with copies of all correspondence between the Company and its officers, directors, employees, accountants, consultants, auditors, counsel, financial advisors and other agents and representatives (collectively, "REPRESENTATIVES"), on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Newco an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Newco.

          (f) Each of the Company Reports to be filed by the Company after the date of this Agreement, when filed, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) to be filed by the Company after the date of this Agreement, when filed, will contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (g) Each of the audited and unaudited financial statements (including any related notes) included in the Company Reports to be filed by the Company after the date of this Agreement, when filed, will comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, will have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of the Company and its subsidiaries at the respective date thereof and the consolidated results of its and their operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, which were not and are not expected to be material in amount).

          Section 6.02. Access to Information; Confidentiality. (a) From the
                        --------------------------------------
date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries and its and their respective Representatives to, afford Newco and its Representatives and potential financing sources for the transactions contemplated by this Agreement reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities and to the books, personnel, Contracts and records of the Company and its subsidiaries, and shall furnish Newco and its Representatives and potential financing sources with all such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries as Newco and its Representatives and potential financing sources may from time to time reasonably request, subject to requirements of applicable Law. Newco, its Representatives and potential financing sources shall have the right to conduct non-intrusive environmental and engineering inspections of the real properties of the Company and its subsidiaries. Notwithstanding the foregoing, Newco acknowledges that none of Newco or its Representatives and potential financing sources shall be entitled to perform invasive environmental investigations. No investigation pursuant to this Section
6.02 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties.

          (b) Each of the Company and Newco will hold any nonpublic information, including all information provided pursuant to Section 6.02(a), in confidence to the extent required by, and in accordance with, the provisions of the letter dated July 19, 2002 among the Company, J.P. Morgan Partners, LLC and the other party thereto (the "CONFIDENTIALITY AGREEMENT"). Notwithstanding anything in this Agreement or any other Contract to the contrary, each party to this Agreement (and any Representative thereof) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that neither party (nor any Representative thereof) shall disclose (i) any information that is not relevant to an understanding of the U.S. federal income tax treatment of the transactions contemplated by this Agreement, including the identity of any party to this Agreement (or any Representative thereof) or other information that could lead any person to determine such identity or (ii) any information to the extent such disclosure could result in a violation of any federal or state securities laws.

          Section 6.03. No Solicitation of Transactions. (a) The Company
                        -------------------------------
agrees that neither it nor any of its subsidiaries shall, and that it shall use its reasonable efforts to cause its Representatives and each of the Representatives of its subsidiaries not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the making or implementation of any proposal or offer (including any proposal from or offer to its shareholders) with respect to
(i) a merger, reorganization, share exchange, tender offer, exchange offer, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving it or any of its subsidiaries or
(ii) any purchase or sale of more than 10% of the assets of the Company and its subsidiaries, taken as a whole, or any Company Securities or Subsidiary Securities (any such proposal or offer being hereinafter referred to as an "ALTERNATIVE PROPOSAL"). The Company further agrees that neither it nor any of its subsidiaries shall, and that it shall use its reasonable efforts to cause its Representatives and each of the Representatives of its subsidiaries not to, directly or indirectly, have any discussion with or provide any confidential information or data to any person relating to an Alternative Proposal, or engage in any negotiations concerning an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal or accept an Alternative Proposal. Notwithstanding the foregoing, the Company (acting at the direction of the Company Board) or the Company Board shall be permitted to, prior to the Shareholders' Meeting, engage in any discussions or negotiations with, or provide any information or data to, any person in response to an unsolicited bona fide written Alternative Proposal by any such person, if and only to the extent that, prior to engaging in such discussions or negotiations or providing such information or data (i) the Company Board, after consultation with its outside legal counsel, concludes in good faith that the failure to take such action could reasonably be expected to constitute a breach by the Company Board of its fiduciary duties to the shareholders of the Company under applicable law, (ii) the Company Board concludes in good faith, in consultation with its financial advisors, that such Alternative Proposal constitutes a Superior Proposal (as defined in this Section 6.03(a)) or could reasonably be expected to result in a Superior Proposal, (iii) the Company Board receives from such person an executed confidentiality agreement on terms substantially similar and no less favorable to the Company than those contained in the Confidentiality Agreement and (iv) the Company and each of its subsidiaries has complied with its obligations under this Section 6.03. A "SUPERIOR PROPOSAL" shall mean an Alternative Proposal that constitutes a transaction that is more favorable to the Company's shareholders (in their capacities as shareholders), from a financial point of view and taking into account all legal, financial, regulatory and other aspects of the proposal, than the transactions contemplated by this Agreement (including any proposed alterations of the terms of this Agreement submitted by Newco in response thereto) and which the Company Board concludes is reasonably capable of being consummated; provided that to be a Superior Proposal, an Alternative Proposal must result in a third party (or the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the Company Common Stock (or the surviving or ultimate parent entity in such transaction) or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole).

          (b) The Company shall notify Newco promptly (and in any event by 5:00 p.m. New York City time, on the next business day) of the receipt of any inquiries, proposals or offers received by the Company or any of its subsidiaries or any of their respective Representatives, indicating, in connection with such notice, the name of such person and the material terms of any inquiries, proposals or offers. The Company shall keep Newco reasonably informed of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals or offers (the Company agreeing that it and its subsidiaries will not enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Newco). The Company agrees that neither it nor any of its subsidiaries shall terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which it or any of its subsidiaries is a party and that it and its subsidiaries shall enforce the provisions of any such agreement.

          (c) Notwithstanding anything in this Section 6.03, (i) the Company shall not be permitted to terminate this Agreement (except as otherwise specifically permitted in Article VIII), (ii) prior to the termination of this Agreement in accordance with Article VIII, none of the Company nor any of its subsidiaries shall accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, merger agreement or other Contract relating to an Alternative Proposal (other than a confidentiality agreement that complies with the provisions of this Section 6.03) and (iii) this
Section 6.03 shall not affect any other obligation of the Company under this Agreement, including its obligations to convene and hold the Shareholders' Meeting in accordance with Section 6.01(a). Effective as of the date of this Agreement, the Company shall terminate, the Company shall cause its subsidiaries to terminate, and the Company shall use its reasonable best efforts to cause its Representatives and its subsidiaries' Representatives to terminate any existing activities, discussions or negotiations with any third parties that may be ongoing with respect to any Alternative Proposal, shall take the necessary steps to inform its and its subsidiaries' Representatives of the obligations undertaken in this Section 6.03 and shall request that all confidential information previously furnished to any such third parties be returned promptly.

          (d) The Company Board (or any committee thereof) shall not approve or recommend an Alternative Proposal, or withdraw or modify its approval or recommendation of this Agreement and the transactions contemplated hereby, including the Merger (or publicly propose to do any of the foregoing), except as explicitly provided in this Section 6.03(d). Prior to the time of the Shareholders' Meeting, (i) in response to the receipt of an unsolicited bona fide written Alternative Proposal, if the Company has complied with this Section
6.03 and the Company Board (A) concludes in good faith that such Alternative Proposal constitutes a Superior Proposal (and continues to constitute a Superior Proposal after taking into account any modifications proposed by Newco during any four business day period referred to below) and (B) after consultation with outside legal counsel, has concluded in good faith that the failure to take such action could reasonably be expected to constitute a breach by the Company Board of its fiduciary duties to the shareholders of the Company under applicable law, then, on the fourth business day following Newco's receipt of written notice from the Company of the Company Board's intention to do so, the Company Board may approve and recommend such Superior Proposal and, in connection with such Superior Proposal, withdraw or modify, or propose to withdraw or modify, the Company Board Recommendation or (ii) in the absence of any Alternative Proposal, if the Company Board, after consultation with outside legal counsel, has concluded in good faith that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable law, then, on the fourth business day following Newco's receipt of written notice from the Company of the Company Board's intention to do so, the Company Board may withdraw or modify, or propose to withdraw or modify, the Company Board Recommendation (either event described in the foregoing clauses (i) and (ii), a

"CHANGE IN BOARD RECOMMENDATION"); provided, in each case, that during the applicable four business day period, the Company shall be obligated to negotiate in good faith with Newco (to the extent Newco desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that (x) in the case of clause (i), such Alternative Proposal would no longer be determined in good faith by the Company Board to be a Superior Proposal or (y) in the case of clause (ii), the Company Board ceases to conclude that the failure to effect a Change in Board Recommendation could reasonably be expected to constitute a breach by the Company Board of its fiduciary duties to the shareholders of the Company under applicable law.

          (e) The Company shall not take any action (i) to exempt any person from the restrictions on "business combinations" contained in Sections 2741 and 2742 of the ABCA or "control share acquisitions" contained in Sections 2722 through 2725 of the ABCA (or any provisions similar to the foregoing sections) or otherwise cause such restrictions not to apply or (ii) to exempt any person or transaction from the applicability of any provision of the Rights Agreement or to amend or terminate the Rights Agreement or to redeem the rights issued thereunder.

          (f) The Company and the Company Board may take and disclose to the Company's shareholders a position in accordance with Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal; provided that the foregoing will in no way (i) permit any action that would otherwise have been prohibited under this Agreement, (ii) limit the obligation of the Company to comply with its obligations under this Agreement or (iii) eliminate or modify the effect that any action taken or disclosure made in accordance with such Rule would have under this Agreement.

          Section 6.04. Employee Benefits Matters. Except as contemplated
                        -------------------------
herein, the Company, for the period ending on the last day of the calendar year in which the Effective Time occurs, shall provide employee benefit plans, programs and arrangements which, in the aggregate, will provide benefits, as applicable, to Company Employees which are no less favorable, in the aggregate, than those provided pursuant to the plans, programs and arrangements of the Company (other than those related to Company Securities) in effect immediately prior to the Effective Time and set forth in Schedule 3.09(a); provided, however, that nothing herein shall (x) prevent the amendment or termination of any such plan, program or arrangement, (y) require that the Company (1) provide or permit investment in the securities of the Company, (2) grant or award any securities or securities-based compensation or benefit or (3) provide any guaranteed bonus compensation, change of control protections or retention awards, or (z) interfere with the Company's right or obligation to make such changes as are necessary to conform with applicable Laws.

          Section 6.05. Directors' and Officers' Indemnification and
                        --------------------------------------------
Insurance. (a) The articles of incorporation and bylaws of the Surviving
---------
Corporation shall contain the provisions regarding liability of directors and indemnification of directors and officers that are set forth, as of the date of this Agreement, in the articles of incorporation and the bylaws, respectively, of the Company and shall provide indemnification with respect to claims arising from facts or events that occurred prior to the Effective Time to the fullest extent permitted by and in accordance with the ABCA from time to time, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were Company Employees.

          (b) The Surviving Corporation shall cause to be obtained at the Effective Time "tail" insurance policies with a claims period of at least six years from the Effective Time with respect to directors' and officers' liability insurance in amount and scope at least as favorable as the Company's existing policies for claims arising from facts or events that occurred prior to the Effective Time; provided that if such "tail" insurance policies are not available at a cost not greater than the amount set forth on Schedule 6.05(b) (the "INSURANCE Cap"), the Surviving Corporation shall cause to be obtained as much comparable insurance for as long a period (not to exceed six years from the Effective Time) as is available for a cost not to exceed the Insurance Cap.

          (c) In furtherance of and not in limitation of the preceding paragraph, Newco agrees that the officers and directors of the Company that are defendants in all Actions commenced by shareholders of the Company with respect to (x) the performance of their duties as such officers and/or directors under federal or state Law (including Actions under federal and state securities Laws) and (y) the transactions contemplated by this Agreement, including any and all such Actions commenced on or after the date of this Agreement (the "SUBJECT LITIGATION") shall be entitled as a group to be represented, at the reasonable expense of the Company or the Surviving Corporation, in the Subject Litigation by one counsel (and Arizona counsel if appropriate and one local counsel in each jurisdiction in which a case is pending) each of which such counsel shall be selected by a plurality of such officer/director defendants (and reasonably acceptable to the Surviving Corporation and, prior to the Effective Time, Newco); provided that the Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and that a condition to the indemnification payments provided in this Section 6.05 shall be that such officer/director defendant not have settled any Subject Litigation without the consent of the Surviving Corporation (such consent not to be unreasonably withheld) and, prior to the Closing, Newco; and provided further that neither Newco, the Company nor the Surviving Corporation shall have any obligation hereunder to any officer/director defendant when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such officer/director defendant in the manner contemplated hereby is prohibited by applicable Law.

          Section 6.06. Regulatory Approvals and Other Matters. (a) Each
                        --------------------------------------
party shall file or cause to be filed with the Federal Trade Commission and the Department of Justice a premerger notification report under the HSR Act with respect to the transactions contemplated hereby. The parties will use commercially reasonable efforts to coordinate such filings and any responses thereto, to make such filings in a timely manner and to respond promptly to any requests for additional information made by either of such agencies.

          (b) Each party shall cooperate and use commercially reasonable efforts to prepare promptly and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use commercially reasonable efforts to obtain all necessary Approvals from any Governmental Authority and all other persons necessary or advisable to consummate the transactions contemplated hereby, including the Required Approvals; provided, however, that (i) no party shall be obligated or permitted to consent to any action or to make or offer to make any commitment or undertaking or incur any liability or obligation, other than those commitments and undertakings set forth in Section 6.06(c), without the consent of the other party, which consent shall not be unreasonably withheld (it being understood that, without limiting the condition set forth in clause (B) of the first sentence of Section 7.02(d)(i), consent may be withheld in a party's sole discretion with respect to any matter that could increase in any material respect the financial obligations of the Company or its subsidiaries) and (ii) no party shall be obligated or permitted to consent to any action or to make or offer to make any commitment or undertaking or incur any liability or obligation that would be inconsistent with any of the conditions or standards set forth in
Section 7.02(d). Newco and the Company agree that they will consult with each other with respect to the obtaining of all such necessary or advisable Approvals; provided, however, that it is agreed that the Company shall have primary responsibility for the preparation and filing of any applications with the ACC for the ACC Approval and Newco shall have primary responsibility for the preparation and filing of any applications with the FERC for the FERC Approval and the SEC for the PUHCA Approval. Each of Newco and the Company shall have the right to review and approve in advance drafts of all such necessary applications, notices, petitions, filings and other documents made or prepared in connection with the transactions contemplated by this Agreement, which approval shall not be unreasonably withheld or delayed. Each party shall promptly notify the other party of any failure or prospective failure to obtain any such Approvals and shall provide copies of all Company Required Consents obtained by it.

          (c) In the application filed with the ACC for the ACC Approval, Newco and the Company shall agree to the following undertakings:

          (i) TEP's and the Surviving Corporation's management and corporate headquarters shall remain in Tucson, Arizona.

          (ii) The present TEP and Company management team has developed constructive relationships with local, state and federal regulatory agencies. The Surviving Corporation shall support its and TEP's management team in continuing to build upon these relationships.

          (iii) The local operations of TEP, UNS Gas and UNS Electric, including employee and labor relations, shall be under the supervision of local management.

          (iv) TEP, UNS Gas and UNS Electric will not guarantee the obligations of the Surviving Corporation.

          (v) TEP's equity ratio to total capitalization should be improved to 40% by providing up to $168,000,000 in equity contributions and by causing the $95,000,000 intercompany note of the Company to TEP to be repaid.

          (vi) Existing TEP, UNS Gas and UNS Electric assets shall be managed, including appropriate expansion of such asset base, to accommodate service territory growth.

          (vii) The Company and its subsidiaries have undertaken to achieve a high level of service to customers. The Surviving Corporation and its subsidiaries shall continue to invest adequate capital to provide safe, reliable and adequate service to the customers of TEP, UNS Gas and UNS Electric.

          (viii) An important part of the Company's business plan is for its subsidiaries to be actively engaged in charitable and community programs. The Surviving Corporation and its subsidiaries shall continue to support and, where appropriate, enhance TEP's and the Company's (A) existing charitable and community corporate "giving programs", (B) education, environmental, economic and philanthropic partnerships and (C) consumer partnerships.

          (d) Notwithstanding anything in this Agreement to the contrary, in connection with obtaining any Approval from any Governmental Authority or any other person, none of Newco or any of its affiliates shall be required to pay or commit to pay any cash or other consideration, to make any commitment or to incur any liability or other obligation. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Authority without the consent and agreement of the other party to this Agreement, which consent shall not be unreasonably withheld or delayed.

          Section 6.07. Public Announcements. The initial press release
                        --------------------
concerning the Merger shall be a joint press release and, thereafter, Newco and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of the NYSE or the Pacific Stock Exchange, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

          Section 6.08. Financing. (a) Newco shall use commercially
                        ---------
reasonable efforts to arrange the Debt Financing on the terms and conditions described in the Debt Letters (and, with respect to the Notes Letter, Schedule 7.02(e)(i)), including using commercially reasonable efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained therein and (ii) to satisfy all conditions applicable to Newco in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in the Debt Letters, Newco shall use reasonable best efforts to arrange any such portion from alternative sources on comparable or more favorable terms in the aggregate to Newco (as determined in the reasonable judgment of Newco). Newco shall give the Company prompt written notice of (i) any material breach by any party of the Financing Letters (or any definitive agreements entered into pursuant to the Financing Letters or any replacements thereof), (ii) any termination of any Financing Letter or (iii) any exercise of any "market out" or "material adverse change" conditions contained in any of the Debt Letters (or replacements thereof).

          (b) The Company agrees to provide, and shall cause its subsidiaries and its and their respective Representatives to provide, all cooperation reasonably necessary in connection with the arrangement of the Debt Financing, including (x) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, road shows and sessions with rating agencies, (y) preparation of business projections, financial statements, offering memoranda, private placement memoranda, prospectuses and similar documents and (z) execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports in any materials relating to the Debt Financing, legal opinions as may be reasonably requested by Newco and a new tax sharing agreement among Holdings, the Company and the subsidiaries of the Company, effective as of the Effective Time; provided that the Debt Financing may not require the payment of any commitment or other similar fee by the Company or impose any other liability on the Company prior to the Effective Time. In addition, in connection with the obtaining of the Debt Financing, the Company agrees, at the request of Newco, to call or cause its subsidiaries to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any of the then existing Indebtedness of the Company or its subsidiaries; provided that (i) no such prepayment or redemption shall actually be made until substantially contemporaneous with or after, or, in the case of the call for prepayment, immediately prior to or contemporaneous with, the Effective Time and (ii) no such call for prepayment or redemption shall be required prior to the Effective Time unless the terms of the Indebtedness permit the Company to condition such call for prepayment or redemption on the occurrence of the Effective Time or to withdraw such call for prepayment or redemption if the Effective Time shall not have occurred on or prior to the applicable scheduled prepayment or redemption date.

          Section 6.09. Resignations. At the Closing, the Company shall
                        ------------
deliver to Newco evidence satisfactory to Newco of the resignation, effective at the Effective Time, of those directors of the Company or its subsidiaries designated by Newco prior to the Effective Time.

          Section 6.10. Section 16 Matters. Prior to the Effective Time, the
                        ------------------
Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) that are treated as dispositions to the Company under such rule and result from the transactions contemplated by Article I or Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

                                   ARTICLE VII

                                   CONDITIONS

          Section 7.01. Conditions to Each Party's Obligation to Effect the
                        ---------------------------------------------------
Merger. The respective obligations of each party to effect the Merger shall be
------
subject to the satisfaction or, if permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

          (a) Shareholder Approval. The Shareholder Approval shall have been
              --------------------
obtained.

          (b) HSR Act. Any waiting period applicable under the HSR Act (and any
              -------
extension thereof) shall have been terminated or expired.

          (c) No Order. No Order of any Governmental Authority or other legal
              --------
restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect and no Law enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the Merger or any of the other transactions contemplated hereby.

          Section 7.02. Conditions to Obligation of Newco to Effect the
                        -----------------------------------------------
Merger. The obligation of Newco to effect the Merger shall be further subject to
------
the satisfaction or, if permitted by applicable Law, waiver by Newco, on or prior to the Closing Date, of each of the following conditions:

          (a) Representations and Warranties. Each of the representations and
              ------------------------------
warranties of the Company (i) set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that if such representations and warranties speak as of an earlier date they shall be true and correct as of such date); provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, could, in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) set forth in this Agreement that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that if such representations and warranties speak as of an earlier date they shall be true and correct in all material respects as of such date). Newco shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

          (b) Performance of Obligations of the Company. The Company shall have
              -----------------------------------------
performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Newco shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

          (c) No Material Adverse Effect. There shall not exist any state of
              --------------------------
facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Newco shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

          (d) Regulatory Conditions.
              ---------------------

          (i) The Required Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as defined in this Section 7.02(d)) and such Final Orders shall not impose terms or conditions that, individually or in the aggregate, (A) have had or could reasonably be expected to have a Material Adverse Effect or a material adverse effect upon the business, properties, assets, condition (financial or otherwise), prospects or results of operations of Newco, the Surviving Corporation, the Partnership or the respective businesses or assets thereof (a "NEWCO MATERIAL ADVERSE EFFECT") or (B) have caused or could reasonably be expected to cause the rates (including the Competition Transition Charge) of any of the Utility Subsidiaries to be less favorable to the Surviving Corporation or any Utility Subsidiary than the rates applicable to such Utility Subsidiary on the date of this Agreement. For purposes of this Agreement, in the event that any Final Order includes terms or conditions that (1) subject either the Partnership or any Limited Partner (or any "affiliate" (within the meaning of PUHCA) of any such person) to any regulation under PUHCA, including any requirement to register as a "holding company" under PUHCA, or (other than under the terms of the Energy Policy Act of 2003 in the form passed by the United States House of Representatives on November 18, 2003, to the extent such Act becomes law) under any federal or Arizona Law relating to public utility holding companies enacted, promulgated or otherwise coming into effect after the date of this Agreement that imposes regulation material to the Partnership or any of its affiliates, (2) require (whether on an absolute or contingent basis) that, at any time, all or any of the subsidiaries, assets, operations or business of either the Partnership or any Limited Partner (or any "affiliate" (within the meaning of PUHCA) of any such person) be transferred, sold, spun off or distributed (whether in whole or in part) to shareholders, otherwise disposed of, liquidated or wound down, (3) require
     (x) any Limited Partner (or any "affiliate" (within the meaning of PUHCA) of any such person) to restructure its capitalization or amend any of its articles of incorporation or bylaws (or similar organizational documents) or (y) the Partnership (or any "affiliate" (within the meaning of PUHCA) of any such person) to restructure its capitalization or amend any of its articles of incorporation or bylaws (or similar organizational documents) in any material respect, in each case in order to permit it to qualify for an exemption from the requirement to register as a "holding company" under PUHCA, or from any other regulation under PUHCA or (other than under the terms of the Energy Policy Act of 2003 in the form passed by the United States House of Representatives on November 18, 2003, to the extent such Act becomes law) under any federal or Arizona Law relating to public utility holding companies enacted, promulgated or otherwise coming into effect after the date of this Agreement that imposes regulation material to the Partnership or any of its affiliates, following the Merger or in order to ensure that it will not become subject to any such regulation, then such terms and conditions shall be deemed to constitute a Newco Material Adverse Effect. A "FINAL ORDER" means an action by the relevant Governmental Authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by Law have been satisfied. Notwithstanding anything to the contrary in this Agreement, in the event that PUHCA is repealed, then on and after the date such repeal becomes effective, the Required Approvals shall not include the PUCHA Approval for purposes of this Section 7.02(d)(i); provided that the obligations of the parties to comply with the provisions of Section 6.06(b) with respect to the PUHCA

     Approval shall in no way be diminished prior to the time any such repeal becomes effective.

          (ii) The Partnership and the Limited Partners shall have received evidence satisfactory to them in their reasonable judgment (including a "no-action" letter from the staff of the SEC) that none of the Limited Partners nor any of their respective "affiliates" (within the meaning of PUHCA) will become or otherwise be deemed to be a "holding company" or a "subsidiary company" or an "affiliate" or a "holding company" within the meaning of PUHCA, or (other than under the terms of the Energy Policy Act of 2003 in the form passed by the United States House of Representatives on November 18, 2003, to the extent such Act becomes law) under any federal or Arizona Law relating to public utility holding companies enacted, promulgated or otherwise coming into effect after the date of this Agreement that imposes regulation material to the Partnership or any of its affiliates following the Merger as a result of the transactions contemplated hereby.

          (iii) (A) Except as in existence on the date of this Agreement, in the reasonable judgment of Newco, there shall be no Law, Order, Approval or Contract that impairs or restricts, or could reasonably be expected to impair or restrict, the ability of any Utility Subsidiary from paying dividends or making distributions to its shareholders of all of such Utility Subsidiary's net income and (B) assuming the consummation of the transactions described in Section 6.06(c)(v) and the redemption in full by TEP of its variable-rate tax-exempt bonds outstanding as of the date of this Agreement which are supported by the Tranche B Letters of Credit under the Credit Agreement, in the reasonable judgment of Newco, there shall be no Law, Order, Approval or Contract (including any of the foregoing in existence on the date of this Agreement) that, as applied to TEP and its subsidiaries (the "TEP ENTITIES"), impairs or restricts, or could reasonably be expected to impair or restrict, the ability of each TEP Entity from paying dividends or making distributions of all of its net income to its shareholders; provided that in no event shall more than $168,000,000 in equity contributions be required to be provided to TEP or Indebtedness in addition to or in excess of $95,000,000 under the intercompany note of the Company to TEP be required to be repaid.

          (e) Financing. Holdings shall have received the proceeds of the Debt
              ---------
Financing on the terms and conditions set forth in the Debt Letters or upon terms and conditions which are, in the reasonable judgment of Newco, comparable or more favorable (to Newco) in the aggregate thereto, and to the extent that any terms and conditions are not set forth in the Debt Letters, on terms and conditions reasonably satisfactory to Newco. For purposes of this Section 7.02(e), (i) the terms and conditions of the Senior Financing Letter are deemed to include any applicable terms set forth in the Fee Letter (as defined in the Senior Financing Letter) relating to changes required for successful syndication and (ii) the terms and conditions of the debt financing described in the Notes Letter shall be deemed comparable or more favorable in the aggregate to the terms and conditions set forth in the Notes Letter if such terms and conditions are, in the reasonable judgment of Newco, comparable or more favorable (to Newco) in the aggregate to the terms set forth on Schedule 7.02(e)(i) and to the extent that any terms are not set forth on Schedule 7.02(e)(i), on terms and conditions reasonably satisfactory to Newco. Newco shall have received evidence that the Company and its subsidiaries shall have, prior to or contemporaneously with the Closing, called for redemption the Indebtedness set forth on Schedule

7.02(e)(ii) or such other Indebtedness as shall be mutually agreed upon by the Company and Newco.

          (f) PBGC. There shall be (i) no conditions requested of the Company or
              ----
its subsidiaries or of Newco or the Surviving Corporation by the PBGC in connection with any Pension Plan that are or could reasonably be expected to be materially adverse to the Surviving Corporation and (ii) no commencement of any Action by the PBGC to terminate any Pension Plan or to appoint a trustee of such plan (or a reasonable good faith determination by Newco that the commencement of such Action is reasonably likely).

          Section 7.03. Conditions to Obligation of the Company to Effect the
                        -----------------------------------------------------
Merger. The obligation of the Company to effect the Merger shall be further
------
subject to the satisfaction or, if permitted by applicable Law, waiver by the Company, on or prior to the Closing Date, of each of the following conditions:

          (a) Representations and Warranties. Each of the representations and
              ------------------------------
warranties of Newco (i) set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that if such representations and warranties speak as of an earlier date they shall be true and correct as of such date); provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or material adverse effect set forth in such representations or warranties, would, in the aggregate, have a material adverse effect on the ability of Newco to perform its obligations hereunder and (ii) set forth in this Agreement that are not qualified by materiality or material adverse effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that if such representations and warranties speak as of an earlier date they shall be true and correct in all material respects as of such date). The Company shall have received a certificate signed on behalf of Newco by its Chief Executive Officer or the Chief Financial Officer of Newco to the foregoing effect.

          (b) Performance of Obligations of Newco. Newco shall have performed in
              -----------------------------------
all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Newco by its Chief Executive Officer or the Chief Financial Officer to the foregoing effect.

          (c) Required Approvals. The Required Approvals shall have been
              ------------------
obtained at or prior to the Effective Time, such approvals shall have become Final Orders and such Final Orders shall not impose terms or conditions that, individually or in the aggregate, could reasonably be expected to prevent the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, in the event that PUHCA is repealed, then on and after the date such repeal becomes effective, the Required Approvals shall not include the PUCHA Approval for purposes of this Section 7.03(c); provided that the obligations of the parties to comply with the provisions of Section 6.06(b) with respect to the PUHCA Approval shall in no way be diminished prior to the time any such repeal becomes effective.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

          Section 8.01. Termination. This Agreement may be terminated and
                        -----------
the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any shareholder approval of this Agreement, as follows (the date of any such termination, the "TERMINATION DATE"):

          (a) by mutual written consent duly authorized by the Company Board and by Newco;

          (b) by the Company, on the one hand, or Newco, on the other hand, if the Closing shall not have been consummated on or before March 31, 2005; provided, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to perform its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to have been consummated on or before such date;

          (c) by the Company, on the one hand, or Newco, on the other hand if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of any of Newco, in the case of a termination by the Company, or the Company, in the case of a termination by Newco, which breach, individually or together with all other such breaches, would constitute, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 7.02 or
Section 7.03, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date;

          (d) by either Newco or the Company, if (i) a Final Order with respect to any Required Approval shall have been obtained or any Governmental Authority of competent jurisdiction denies or otherwise fails to grant a Required Approval and such denial or other failure has become a Final Order, in each case as a result of which the condition set forth in Section 7.02(d) (in the case of a termination by Newco) or Section 7.03(c) (in the case of a termination by the Company) shall become incapable of being satisfied, or (ii) any Governmental Authority shall have issued a Final Order or taken any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, unless the failure of this condition to have been satisfied shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (e) by the Company (unless the Company is in breach of its obligations under Section 6.01 or Section 6.03) or Newco, if the Shareholder Approval shall not have been obtained by reason of the failure to obtain the Shareholder Approval upon the taking of a vote on the Shareholder Approval at the Shareholders' Meeting or any adjournment or postponement thereof;

          (f) by Newco, if (i) the Company Board shall have effected a Change in Board Recommendation or (ii) the Company shall have breached its obligations under Section 6.01 or under Section 6.03;

          (g) by the Company, prior to the Shareholders' Meeting, if the Company Board shall have effected a Change in Board Recommendation, the Company Board has resolved to approve and recommend the Superior Proposal that caused it to effect a Change in Board Recommendation and the Company has complied with its obligations under Sections 6.01 and 6.03; or

          (h) by Newco, if an Alternative Proposal that is publicly announced shall have been commenced or communicated in writing to the Company and (i) the Company shall not have rejected such proposal within ten business days after the date of the receipt thereof by the Company or after the date of its existence first becomes publicly announced, if sooner, (ii) the Company Board shall have approved or recommended such Alternative Proposal (or resolved to do so) or
(iii) the Company shall have failed to confirm the Company Board Recommendation within ten business days after being requested by Newco to do so.

          Section 8.02. Certain Fees and Expenses. (a) If this Agreement
                        -------------------------
shall be terminated:

          (i) by Newco or the Company pursuant to Section 8.01(b) and either (A) the ACC Approval shall not have been obtained or (B) the ACC Approval shall have been obtained but either (I) shall not satisfy the conditions set forth in clause (i) of Section 7.02(d) or set forth in Section 7.03(c) or
     (II) the conditions set forth in clause (iii) of Section 7.02(d) shall not have been satisfied, then the Company will pay Newco an amount equal to the Termination Expenses (as defined in Section 8.02(b));

          (ii) by Newco or the Company pursuant to Section 8.01(b) and (1) at or prior to the Termination Date, an Alternative Proposal shall have been publicly announced, commenced or otherwise communicated or made known to the Company (or any person shall have publicly announced, commenced or otherwise communicated or made known an intention, whether or not conditional, to make an Alternative Proposal) and (2) within twelve months of the Termination Date, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of an Alternative Proposal or consummates a transaction that would constitute an Alternative Proposal (which need not be the same Alternative Proposal as the Alternative Proposal described in clause (1)), then the Company will pay Newco an aggregate amount equal to the Termination Fee (as defined in Section 8.02(b)) plus the Termination Expenses;

          (iii) by Newco pursuant to Section 8.01(c), then the Company will pay Newco an amount equal to the Termination Expenses and, further, if either
     (1) at or prior to the Termination Date, an Alternative Proposal shall have been publicly announced, commenced or otherwise communicated or made known to the Company (or any person shall have publicly announced, commenced or otherwise communicated or made known an intention, whether or not conditional, to make an Alternative Proposal) or (2) within twelve months of the Termination Date, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of an Alternative Proposal (which need not be the same Alternative Proposal as the Alternative Proposal described in clause
     (1)) or consummates a transaction that would constitute an Alternative Proposal (which need not be the same Alternative Proposal as the Alternative Proposal described in clause (1)), then, in either case, the Company will also pay Newco an amount equal to the Termination Fee;

          (iv) by the Company or Newco pursuant to (A) Section 8.01(d) and either (I) the ACC Approval shall not have been obtained or (II) the ACC Approval shall have been obtained but either (x) shall not satisfy the conditions set forth in clause (i) of Section 7.02(d) or set forth in
     Section 7.03(c) or (y) the conditions set forth in clause (iii) of Section 7.02(d) shall not have been satisfied or (B) Section 8.01(e), then the Company will pay Newco an amount equal to the Termination Expenses and, further, if (1) at or prior to the Termination Date, an Alternative Proposal shall have been publicly announced, commenced or otherwise communicated or made known to the Company (or any person shall have publicly announced, commenced or otherwise communicated or made known an intention, whether or not conditional, to make an Alternative Proposal) and
     (2) within twelve months of the Termination Date, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of an Alternative Proposal (which need not be the same Alternative Proposal as the Alternative Proposal described in clause (1)) or consummates a transaction that would constitute an Alternative Proposal (which need not be the same Alternative Proposal as the Alternative Proposal described in clause (1)), then the Company will also pay Newco an amount equal to the Termination Fee; or

          (v) by Newco pursuant to Section 8.01(d) under circumstances where the conditions set forth in clause (A) of Section 8.02(a)(iv) are not satisfied and, further, if (1) at or prior to the Termination Date, an Alternative Proposal shall have been publicly announced, commenced or otherwise communicated or made known to the Company (or any person shall have publicly announced, commenced or otherwise communicated or made known an intention, whether or not conditional, to make an Alternative Proposal) and
     (2) within twelve months of the Termination Date, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of an Alternative Proposal (which need not be the same Alternative Proposal as the Alternative Proposal described in clause (1)) or consummates a transaction that would constitute an Alternative Proposal (which need not be the same Alternative Proposal as the Alternative Proposal described in clause (1)), then the Company will also pay Newco an aggregate amount equal to the Termination Fee plus the Termination Expenses; or

          (vi) pursuant to Section 8.01(f), Section 8.01(g) or Section 8.01(h), then the Company will pay Newco an aggregate amount equal to the Termination Fee plus the Termination Expenses.

          (b) The Termination Fee and the Termination Expenses, as applicable, shall be paid to Newco by the Company in immediately available funds (x)
concurrently with and as a condition to the effectiveness of a termination of this Agreement by the Company pursuant to Section 8.01(g) and (y) within five business days after the date of the event giving rise to the obligation to make such payment in all other circumstances. In no event shall the Company be required to pay under this Section 8.02 an amount in excess of the Termination Fee plus the Termination Expenses. As used in this Agreement, "TERMINATION FEE" means an amount equal to $15,000,000 (except that, with respect to a termination of this Agreement under the circumstances set forth in Section 8.02(a)(iv)(A), the "Termination Fee" shall mean an amount equal to $18,000,000). As used in this Agreement, "TERMINATION EXPENSES" means an amount, not to exceed $10,000,000, equal to the documented out-of-pocket expenses of Newco, including Newco's direct and indirect equity holders, incurred in connection with this Agreement and the transactions contemplated hereby and the related financing thereof (including all fees and expenses payable to financing sources or hedging counterparties and the Representatives of Newco and/or its financing sources) (except that, with respect to a termination of this Agreement under the circumstances set forth in Section 8.02(a)(i) or Section 8.02(a)(iv)(A), the "Termination Expenses" shall not exceed $7,000,000). For purposes of clauses
(ii), (iii), (iv) and (v) of Section 8.02(a) only, the term "Alternative Proposal" shall have the meaning assigned to such term in Section 6.03(a), except that the reference to "10%" in the definition thereof shall be deemed to be a reference to "50%".

          (c) In the event either party is required to file suit to seek all or a portion of the Termination Fee and/or Termination Expenses, and it ultimately succeeds, it shall be entitled to all expenses, including attorneys' fees and expenses, which it has incurred in enforcing its rights hereunder.

          Section 8.03. Effect of Termination. In the event of termination
                        ---------------------
of this Agreement by either the Company or Newco as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Newco or the Company, other than the provisions of Section 6.02(b), Section 8.02, this Section 8.03 and Article IX. Nothing contained in this Section 8.03 shall relieve any party from liability for its breach of the representations, warranties, covenants or agreements set forth in this Agreement; provided that following termination of this Agreement by Newco or the Company as provided in Section 8.01, in the absence of a willful breach no party shall be liable for damages in excess of $25,000,000 (including any amounts paid pursuant to Section 8.02).

          Section 8.04. Amendment. This Agreement may be amended by mutual
                        ---------
agreement of the parties at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each share of the Company Common Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties.

          Section 8.05. Waiver. At any time prior to the Effective Time, any
                        ------
party may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

          Section 9.01. Non-Survival. None of the representations,
                        ------------
warranties, covenants and other agreements in this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

          Section 9.02. Fees and Expenses. Except as provided otherwise in
                        -----------------
Section 8.02, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

          Section 9.03. Certain Definitions. For purposes of this Agreement,
                        -------------------
the term:

          (a) "AFFILIATE" shall mean, unless otherwise indicated, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified;

          (b) "BUSINESS DAY" shall mean any day that the NYSE is normally open for trading and that is not a day on which banks in the City of New York are authorized or required to close for regular banking business;

          (c) "CONTROL" (including the terms "controlling," "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by Contract or otherwise;

          (d) "KNOWLEDGE" means, with respect to any matter in question, that the executive officers of Newco, on the one hand, or the executive officers of the Company, on the other hand, have actual knowledge after reasonable inquiry;

          (e) "PERSON" means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other business entity or "group" (as defined in the Exchange Act); and

          (f) "SUBSIDIARY" or "SUBSIDIARIES" mean, with respect to a party, any person (other than an individual) of which at least fifty percent of the voting securities or other equity interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such person is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

          Section 9.04. Notices. All notices and other communications
                        -------
hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. Each party shall act in good faith in confirming receipt of any such facsimile transmissions. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a) If to the Company, to:

              UniSource Energy Corporation
              UniSource Energy Tower
              One South Church Avenue
              Tucson, Arizona 85701
              Attention:      Vincent Nitido, Jr.
              Telecopy: (520) 884-3612

              with a copy to:

              Thelen Reid & Priest LLP
              875 Third Avenue
              New York, New York  10022-6225
              Attention:      Richard S. Green
                              John T. Hood
              Telecopy: (212) 603-2001

          (b) If to Newco, to:

              Saguaro Acquisition Corp.
              4201 North 24th Street, Suite 100
              Phoenix, Arizona  85016
              Attention:      Frederick B. Rentschler
              Telecopy: 602-285-5589

              with a copy to:

              Simpson Thacher & Bartlett LLP
              425 Lexington Avenue
              New York, New York 10017
              Attention:      David J. Sorkin
                                Brian M. Stadler
              Telecopy: (212) 455-2502
              and:

              Milbank Tweed Hadley & McCloy LLP
              1 Chase Manhattan Plaza
              New York, New York 10005
              Attention:      M. Douglas Dunn
                                John T. O'Connor
              Telecopy: (212) 530-5219

          Section 9.05. Interpretation. When a reference is made in this
                        --------------
Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

          Section 9.06. Severability. Any term or provision of this
                        ------------
Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          Section 9.07. Entire Agreement. This Agreement (including the
                        ----------------
attachments hereto and the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Confidentiality Agreement.

          Section 9.08. No Implied Representations or Warranties. Except for
                        ----------------------------------------
the representations and warranties contained in this Agreement, neither the Company nor Newco makes any representations or warranties, written or oral, statutory, express or implied, concerning itself or any of its affiliates, or its or its affiliates' respective businesses, assets or liabilities. Each party acknowledges that it is sophisticated in commercial matters, including transactions of the type contemplated by this Agreement, and that it has received an adequate opportunity to conduct an investigation regarding the transactions contemplated by this Agreement.

          Section 9.09. Assignment; Binding Effect; Benefit. Neither this
                        -----------------------------------
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement (except as provided in Section 6.05).

          Section 9.10. Schedules and Exhibits. All Schedules and Exhibits
                        ----------------------
attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein. Information set forth on a Schedule shall not be deemed set forth on any other Schedule, except to the extent that it would be reasonably apparent that a reference on such Schedule also relates to a representation and warranty qualified by another Schedule.

          Section 9.11. Counterparts; Effect. This Agreement may be executed
                        --------------------
in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 9.12. Governing Law. This Agreement shall be governed and
                        -------------
construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of law provisions thereof that may require the application of the Laws of another jurisdiction (except to the extent that mandatory provisions of Arizona Law are applicable). The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such Action shall be heard and determined in such a Delaware State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in this Section 9.12 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

          Section 9.13. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY
                        --------------------
WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 9.14. Specific Performance. The parties agree that
                        --------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction specified in Section 9.12, this being in addition to any other remedy to which they are entitled at law or in equity.

          IN WITNESS WHEREOF, the Company and Newco have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          UNISOURCE ENERGY CORPORATION




                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:



                                          SAGUARO ACQUISITION CORP.




                                          By:
                                             -----------------------------------
                                             Name:
                                             Title: